         As filed with the Securities and Exchange Commission on August 20, 2001
                                                           Registration No. 333-

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                            ________________________

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                          __________________________

                            CELL THERAPEUTICS, INC.
            (Exact name of Registrant as specified in its charter)
                          __________________________

       Washington                                          2384                                   91-1533912
(State or other jurisdiction of                  (Primary Standard Industrial                  (I.R.S. Employer
incorporation or organization)                    Classification Code Number)               Identification Number)

                         201 Elliott Avenue West #400
                           Seattle, Washington 98119
                                (206) 282-7100
   (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                          ___________________________

                             James A. Bianco, M.D.
                            Cell Therapeutics, Inc.
                         201 Elliott Avenue West #400
                           Seattle, Washington 98119
                                (206) 282-7100
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                          ___________________________

                                  Copies to:
                           Michael J. Kennedy, Esq.
                            Karen A. Dempsey, Esq.
                  One Market, Spear Street Tower, Suite 3300
                            San Francisco, CA 94105
                                (415) 947-2000
                          ___________________________


  Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                             --------------------


                                      CALCULATION OF REGISTRATION FEE

====================================================== ================ ================= ================== =======================
                                                                           Proposed
                  Title of Each Class                                   Maximum Offering
                   of Securities to                    Amount to be          Price        Aggregate Offering Amount of Registration
                     be Registered                      Registered        Per Security           Price                Fee
------------------------------------------------------ ---------------- ----------------- ------------------ -----------------------
$150,000,000 5.75% Convertible Subordinated Notes due
 June 15, 2008........................................  $150,000,000(1)       100%(2)        $150,000,000            $37,500
------------------------------------------------------ ---------------- ----------------- ------------------ -----------------------
Common Stock, no par value (3)........................     4,411,770(4)                                               --(5)
====================================================== ================ ================= ================== =======================

(1) Represents the aggregate principal amount of the notes issued by the registrant.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 and exclusive of accrued interest and distributions, if any.
(3) Includes preferred share purchase rights which, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the Common Stock.
(4) Represents 4,411,770 shares of common stock issuable upon conversion of the notes at the conversion price of $34.00 per share of common stock. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.
(5) Pursuant to Rule 457(i), no additional filing fee is payable with respect to the shares of common stock issuable upon conversion of the notes because no additional consideration will be received in connection with the exercise of the conversion privilege.
                             ______________________

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement relating to these securities that has been filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not solicitiing an offer to buy these securities in any state where the offer or sale is not permitted.

                 Subject to Completion, Dated August 20, 2001

                                  [CTI LOGO]

                                 $150,000,000

            5.75% Convertible Subordinated Notes due June 15, 2008 and the common stock issuable upon conversion of the notes

     We issued the notes offered by this prospectus in a private placement in June 2001. This prospectus will be used by selling securityholders to resell their notes and the common stock issuable upon conversion of their notes. We will not receive any proceeds from this offering.

     You may convert the notes into shares of our common stock at any time before their maturity unless we have previously redeemed or repurchased them. The notes will be due on June 15, 2008. The conversion rate is 29.4118 shares per each $1,000 principal amount of notes, subject to adjustment in limited circumstances. This is equivalent to an initial conversion price of approximately $34.00 per share.

     We will pay interest on the notes on June 15 and December 15 of each year. The first payment will be made on December 15, 2001. The notes are subordinated in right of payment to all of our existing and future senior debt.

     We may redeem some or all of the notes at any time before June 21, 2004 at a redemption price of $1,000 per $1,000 principal amount of notes, plus accrued and unpaid interest, if any, to, but excluding, the redemption date if the closing price of our common stock has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of mailing of the provisional redemption notice. We will make an additional payment in cash with respect to the notes called for provisional redemption in an amount equal to $172.50 per $1,000 principal amount of notes, less the amount of any interest actually paid on the notes before the date of redemption. On or after June 21, 2004, we have the option to redeem all or a portion of the notes that have not been previously converted at the redemption prices set forth in this prospectus. In the event of a Change in Control, as described in this prospectus, you may require us to repurchase any notes held by you.

     The notes are not listed on any securities exchange or included in any automated quotation system. The notes are eligible for trading in the PORTAL Market of the National Association of Securities Dealers, Inc. Our common stock is quoted on the Nasdaq National Market under the symbol "CTIC." On August 17, 2001, the last reported sale price for our common stock on the Nasdaq National Market was $26.33 per share.

                             --------------------

The securities offered by this prospectus involve a high degree of risk. See "Risk Factors" beginning on page 8.

                             --------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                   This prospectus is dated August __, 2001

     You should rely only on the information incorporated by reference or provided in this prospectus or a prospectus supplement or amendment. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus or a prospectus supplement or amendment is accurate as of any date other than the date on the front of the documents.


                               Table of Contents
                                                                       Page
                                                                       ----

Where You Can Find More Information.................................     1

Prospectus Summary..................................................     3

Risk Factors........................................................     8

Ratio of Earnings To Fixed Charges..................................    18

Description of The Notes............................................    19

Description of Capital Stock........................................    36

Certain Federal Income Tax Considerations...........................    39

Selling Securityholders.............................................    45

Plan of Distribution................................................    47

Legal Matters.......................................................    48

Experts.............................................................    48


                      WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the Commission, in accordance with the Securities Exchange Act of 1934. You may read and copy our reports, proxy statements and other information filed by us at the public reference facilities of the Commission at 450 Fifth Street, Judiciary Plaza, N.W., Washington, D.C. 20549-1004. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549-1004. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the Commission are available to the public over the Internet at the Commission's World Wide Web site at http://www.sec.gov.

     The Commission allows us to "incorporate by reference" into this prospectus the information we filed with the Commission. This means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the

Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete:

     . Our Annual Report on Form 10-K/A, as amended, for the fiscal year ended December 31, 2000;

     . Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2001 and June 30, 2001; and

     .  Our Current Reports on Form 8-K filed on June 5, 2001 and June 13, 2001.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:


                           Louis A. Bianco
                           Executive Vice President, Finance and Administration Cell Therapeutics, Inc.
                           201 Elliot Avenue West, Suite #400
                           Seattle, Washington 98119
                           (206) 282-7100

     You should rely only on the information incorporated by reference or provided in this prospectus or a prospectus supplement or amendment. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus or a prospectus supplement or amendment is accurate as of any date other than the date on the front of the documents.

                              PROSPECTUS SUMMARY

     Because this is a summary, it may not contain all information that may be important to you. You should read the entire prospectus, including the information incorporated by reference and the financial data and related notes, before making an investment decision. When used in this prospectus, the terms "we," "our" and "us" refer to Cell Therapeutics, Inc. and not to the selling securityholders.

                                 Our Business

     We develop, acquire and market pharmaceuticals for the treatment of cancer. Our goal is to create a leading, vertically integrated company with a diversified portfolio of high value, high growth, proprietary oncology drugs. Our product development and in-licensing activities are concentrated on identifying novel, less toxic and more effective drugs to treat cancer.

                                  Our Products

TRISENOX

     We recently launched TRISENOX, our first commercial product, following FDA approval in September 2000. TRISENOX is marketed in the United States through our 30 person sales force for the treatment of patients with a type of blood cell cancer called Acute Promyelocytic Leukemia, or APL, who have relapsed from, or not responded to, chemotherapy. APL is a life-threatening cancer diagnosed in approximately 1,500 people each year in the United States. We believe that TRISENOX may be beneficial in treating cancers other than APL and are sponsoring multiple trials in a variety of cancer types.

     TRISENOX represents a substantial advancement in the treatment of patients with APL. The FDA approved TRISENOX based upon results from treating patients with APL who had relapsed from, or not responded to, chemotherapy. Of the 40 patients who received TRISENOX in the pivotal trial, 70% achieved a complete remission of their leukemia, and 78% achieved a confirmed molecular remission. Molecular remission is determined by a highly sensitive test for cells that contain the abnormal gene responsible for APL. At 18 months follow up, 68% of the patients in the trial were alive following treatment with TRISENOX.

     Based on encouraging anti-tumor activity observed in Phase I clinical trials, we believe that TRISENOX may be effective in a wide variety of blood cell cancers and solid tumors. Currently 25 clinical trials are underway to evaluate the effectiveness of TRISENOX in treating a variety of cancers, including multiple myeloma, lymphoma, myelodysplasia, chronic myelogenous leukemia, cervical cancer, prostate cancer, renal cell cancer and bladder cancer. TRISENOX has received orphan drug designation from the FDA for treatment of multiple myeloma and myelodysplasia.

     We plan to sell TRISENOX in markets outside the United States and filed for approval to market TRISENOX in Europe in November 2000. We expect to receive marketing authorization for TRISENOX in the European Community by the end of 2001, where the European Medicinal Evaluation Agency has designated TRISENOX as an orphan medicinal product. However, we may not receive such marketing authorization by the end of 2001, if at all.

Polyglutamate Drug Delivery Technology

     We are also developing a new way to deliver cancer drugs more selectively to tumors in an attempt to reduce the toxic side effects and improve the anti-tumor activity of existing and new cancer drugs. Our technology links, or conjugates, a biodegradable polymer called polyglutamate to a cancer drug to create a new, proprietary compound. We believe this polyglutamate technology allows a greater percentage of the cancer drug to preferentially accumulate in tumor tissue. Furthermore, the toxicity of the chemotherapy drug may be reduced because the drug is inactive while it is bound to the polymer. Once the polymer-linked cancer drug enters a cancer cell, the polymer is broken down, freeing the drug directly within the cancer cell. We believe our polyglutamate technology may allow:

     . More drug to accumulate in tumor tissue, thereby increasing the effectiveness of the chemotherapy agent

     . Less toxicity at equivalent or even higher doses than that of the free chemotherapy agent

     . The potential to overcome chemotherapy resistance, thereby expanding use to a wider variety of cancers

     PG-TXL, or polyglutamate paclitaxel, which is in Phase II clinical trials, is our most advanced product candidate using this technology. PG-TXL links paclitaxel, the active ingredient in the world's best-selling cancer drug Taxol, to our proprietary polyglutamate polymer. Because Taxol is not water soluble, it must be delivered in an ethanol and castor oil solution, which is often associated with severe allergic reactions. As a result, Taxol must be given as a 3 hour intravenous infusion, in addition to steroid premedication to reduce the incidence of severe allergic reactions. In contrast, PG-TXL is water soluble, allowing it to be administered as a 10 minute infusion without premedication.

     Based on preliminary data from our preclinical and ongoing clinical trials, we believe that PG-TXL may have less severe side effects and broader anti-tumor activity than paclitaxel. Currently we are conducting three Phase I clinical trials and six Phase II clinical trials to evaluate PG-TXL in a variety of cancers. Our Phase II trials will evaluate PG-TXL as front line treatment of non-small cell lung cancer, either as a single agent treatment in high risk patients or in combination with carboplatin for standard risk patients. We are also studying PG-TXL in combination with carboplatin as front line treatment for ovarian cancer and as salvage treatment for ovarian cancer and other cancers when used as a single agent or in combination with cisplatin.

     We plan to expand the investigation of our polyglutamate technology to other classes of cancer drugs. We plan to file a U.S. Investigational New Drug application for a novel PG-camptothecin by the end of 2001, and to commence clinical development shortly thereafter.

                               Other Information

     We were incorporated in Washington in 1991. "CTI," "TRISENOX" and "PG-TXL" are our trademarks. All other product names, trademarks and trade names referred to are the property of their respective owners. Our principal offices are located at 201 Elliot Avenue West #400, Seattle, Washington 95134. Our telephone number at this location is (206) 282-7100.

                                  The Offering

                                       The following is a brief summary of some of the terms of the notes offered for resale in this prospectus.  For a more complete description of the terms of the notes, see the "Description of the
                                       Notes" section in this prospectus.

Securities Offered...................  $150,000,000 aggregate principal amount of 5.75% Convertible
                                       Subordinated Notes due June 15, 2008 and shares of stock issuable upon conversion of the notes.

Interest.............................  We will pay interest on the notes semi-annually on June 15 and
                                       December 15 of each year, commencing December 15, 2001.

Conversion...........................  You have the option to convert the notes into shares of our common stock at a conversion rate of 29.4118 shares of common stock per
                                       $1,000 principal amount of notes, which is equivalent to a conversion price of approximately $34.00 per share.  The conversion rate is subject to adjustment.

                                       You may convert the notes at any time before the close of business on the maturity date, unless we have previously redeemed or repurchased the notes; provided, however, that if a note is called for redemption or repurchase, you will be entitled to convert the note at any time before the close of business on the date
                                       immediately preceding the date fixed for redemption or repurchase, as the case may be.

Subordination........................  The notes are subordinated to our present and future Senior Debt, as that term is defined in this prospectus.  The notes are also effectively subordinated in right of payment to all indebtedness and other liabilities of our subsidiaries.  As of June 30, 2001, we had
                                       $1.90 million of senior debt outstanding.  The indenture under which the notes have been issued, or the Indenture, does not restrict our incurrence of indebtedness, including Senior Debt, or our
                                       subsidiaries' incurrence of indebtedness.

Global Note; Book Entry System.......  The notes are issued only in fully registered form without interest coupons and in minimum denominations of $1,000.  The notes are evidenced by one or more global notes deposited with the trustee for the notes, as custodian for The Depository Trust Company (DTC).
                                       Beneficial interests in the global notes are shown on, and transfers of those beneficial interests can only be made through, records maintained by DTC and its participants.

Optional Redemption..................  We may redeem the notes, at our option, in whole or in part, on or after June 21, 2004, at the redemption prices set forth in this prospectus plus accrued interest to, but excluding, the redemption date.

Provisional Redemption...............  We may redeem the notes, in whole or in part, at any time before
                                       June 21, 2004, at a redemption price equal to $1,000 per $1,000 principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the date of redemption if (a)
                                       the closing price of our common stock has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of mailing of the provisional redemption notice and
                                       (b) the registration statement of which this prospectus forms a part is effective and available for use and is expected to remain effective and available for use for the 30 days following the provisional redemption date, unless registration is no longer required.  Upon any provisional redemption, we will make an additional payment in cash or, at our option, common stock, or in a combination of cash and common stock, with respect to the notes called for redemption in an amount equal to $172.50 per $1,000 principal amount of the notes, less the amount of any interest actually paid on the note before the date of redemption.  Any such payment in common stock will be made assuming a valuation of common stock as set forth above.  We are obligated to make this additional payment on all notes called for provisional redemption, including any notes converted after the notice date and before the provisional redemption date.

Repurchase at Option of
Holders Upon a Change
in Control...........................  Upon a Change in Control, as that term is defined in this prospectus, you will have the right, subject to various conditions and restrictions, to require us to repurchase your notes, in whole or in part, at 100% of their principal amount, plus accrued interest to the repurchase date.  The repurchase price is payable in cash or, at our option, in shares of common stock.  However, we, or the successor entity in the Change in Control transaction, may pay the repurchase price in common stock only if the conditions provided in the Indenture are satisfied.  If the repurchase price is paid in common stock, the common stock will be valued at 95% of the average of the high and low sales prices of the common stock for each of the five trading days ending with the third trading day prior to the repurchase date.  A Change in Control could be an event of default under the Senior Debt.  In those circumstances, the subordination provisions of the Indenture would likely prevent us from
                                       repurchasing the notes until the Senior Debt is paid in full.

Use of Proceeds......................  We will not receive any proceeds from the sale by any selling securityholder of the notes or the shares offered by this prospectus.

Events of Default....................  The following are events of default under the Indenture for the notes:

                                       .  we fail to pay the principal of or any premium on these notes when due, whether or not the payment is prohibited by the
                                          Indenture's subordination provisions

                                       .  we fail to pay any interest on these notes when due and that default continues for 30 days, whether or not the payment is prohibited by the Indenture's subordination provisions

                                       .  we fail to give the notice that we are required to give if there is a Change in Control, whether or not the notice is prohibited by the Indenture's subordination provisions

                                       .  we fail to perform any other covenant in the Indenture and that failure continues for 60 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of outstanding notes

                                       .  we fail to pay when due the principal of any indebtedness for money borrowed by us or any of our subsidiaries in excess of $10 million if the indebtedness is not discharged and such failure continues for 30 days or more, or, if such indebtedness has been accelerated, such acceleration is not annulled, within 30 days after written notice to us by the trustee or the holders of at least 25%
                                           in aggregate principal amount of the outstanding notes, and

                                       .  certain events of bankruptcy, insolvency or reorganization with respect to us and our significant subsidiaries specified in the
                                           Indenture.

Registration Rights..................  If we fall to comply with certain of our obligations under the
                                       Registration Rights Agreement, liquidated damages will be payable on the notes.

PORTAL Trading of Notes..............  The notes are eligible for trading in The PORTAL Market of the NASD.

Risk Factors.........................  You should read "Risk Factors" beginning on page 8 of this prospectus, so that you understand the risks associated with an investment in the notes.

                                 RISK FACTORS

     You should carefully consider the following factors and other information in this prospectus before deciding to invest in the notes or the common stock issuable upon conversion of the notes.

     If any of the following risks actually occurs, it could materially harm our business, financial condition or operating results. In such case, the trading price of the notes and our common stock could decline and you may lose part or all of your investment.

If we continue to incur net losses, we may not achieve or maintain profitability.

     We were incorporated in 1991 and have incurred a net operating loss every year. As of June 30, 2001, we had an accumulated deficit of approximately $237.7 million. We only recently began to generate product revenue from initial sales of TRISENOX in the quarter ended December 31, 2000. We may never become profitable, even if we are able to commercialize additional products. We will need to conduct significant research, development, testing and regulatory compliance activities that, together with projected general and administrative expenses, we expect will result in substantial increasing operating losses for at least the next several years. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

If we do not successfully develop additional products, we may be unable to generate revenue.

     We have only one product, TRISENOX, for relapsed or refractory APL, that has received marketing approval to date. Our leading drug candidates, TRISENOX for other indications, PG-TXL and CT-2584, are currently in clinical trials. These clinical trials of the drug candidates involve the testing of potential therapeutic agents, or effective treatments, in humans in three phases to determine the safety and efficacy of the drug candidates necessary for an approved drug. Many drugs in human clinical trials fail to demonstrate the desired safety and efficacy characteristics. Even if our drugs progress successfully through initial human testing, they may fail in later stages of development. A number of companies in the pharmaceutical industry, including us, have suffered significant setbacks in advanced clinical trials, even after reporting promising results in earlier trials. For example, in our first phase III human trial for lisofylline, completed in March 1998, we failed to meet our two primary endpoints, or goals, even though we met our endpoints in two earlier phase II trials for lisofylline. As a result, we are no longer developing lisofylline as a potential product. In addition, data obtained from clinical trials are susceptible to varying interpretations. Government regulators and our collaborators may not agree with our interpretation of our future clinical trial results. The clinical trials of TRISENOX, PG-TXL and CT-2584 or any of our future drug candidates may not be successful.

     Many of our drug candidates are still in research and preclinical development, which means that they have not yet been tested on humans. We will need to commit significant time and resources to develop these and additional product candidates. We are dependent on the successful completion of clinical trials and obtaining regulatory approval in order to generate revenues. The failure to generate such revenues may preclude us from continuing our research and development of these and other product candidates.

Even if our drug candidates are successful in clinical trials, we may not be able to successfully commercialize them.

     Since our inception in 1991, we have dedicated substantially all of our resources to the research and development of our technologies and related compounds. With the exception of TRISENOX for relapsed or refractory APL, all of our compounds currently are in research or development, and none has been submitted for marketing approval. Our other compounds may not enter human clinical trials on a timely basis, if at all, and we may not develop any product candidates suitable for commercialization. Prior to commercialization, each product candidate will require significant additional research, development and preclinical testing and extensive clinical investigation before submission of any regulatory application for marketing approval. Potential products that appear to be promising at early stages of development may not reach the market for a number of reasons. Potential products may:

 .    be found ineffective or cause harmful side effects during preclinical testing or clinical trials

 .    fail to receive necessary regulatory approvals

 .    be difficult to manufacture on a large scale

 .    be uneconomical to produce

 .    fail to achieve market acceptance, or

 .    be precluded from commercialization by proprietary rights of third parties.

     Our product development efforts or our collaborative partners' efforts may not be successfully completed and we may not obtain required regulatory approvals. Any products, if introduced, may not be successfully marketed nor achieve customer acceptance.

Because we based several of our drug candidates on unproven novel technologies, we may never develop them into commercial products.

     We base many of our product candidates upon novel delivery technologies which we are using to discover and develop drugs for the treatment of cancer. This technology has not been proven. Furthermore, preclinical results in animal studies may not predict outcome in human clinical trials. Our product candidates may not be proven safe or effective. If this technology does not work, our drug candidates may not develop into commercial products.

     We may not complete our clinical trials in the time expected, which could delay or prevent the commercialization of our products. Although for planning purposes we forecast the commencement and completion of clinical trials, the actual timing of these events can vary dramatically due to factors such as delays, scheduling conflicts with participating clinicians and clinical institutions and the rate of patient accruals. Clinical trials involving our product candidates may not commence nor be completed as forecasted. We have limited experience in conducting clinical trials. In certain circumstances we rely on academic institutions or clinical research organizations to conduct, supervise or monitor some or all aspects of clinical trials involving our products. In addition, certain clinical trials for our products will be conducted by government-sponsored agencies and consequently will be dependent on governmental participation and funding. We will have less control over the timing and other aspects of these clinical trials than if we conducted them entirely on our own. These trials may not commence or be completed as we expect. They may not be conducted successfully. Failure to commence or complete, or delays in, any of our planned clinical trials could delay or prevent the commercialization of our products and harm our business.

If we fail to adequately protect our intellectual property, our competitive position could be harmed.

     Development and protection of our intellectual property are critical to our business. If we do not adequately protect our intellectual property, competitors may be able to practice our technologies. Our success depends in part on our ability to:

 .   obtain patent protection for our products or processes both in the United
    States and other countries

 .    protect trade secrets, and

 .    prevent others from infringing on our proprietary rights.

     In particular we believe that linking our polymers to existing drugs may yield patentable subject matter. We do not believe that our polymer-drug conjugates will infringe any third-party patents covering the underlying drug. However, we may not receive a patent for our polymer conjugates and we may be challenged by the holder of a patent covering the underlying drug.

     The patent position of biopharmaceutical firms generally is highly uncertain and involves complex legal and factual questions. The U.S. Patent and Trademark Office has not established a consistent policy regarding the breadth of claims that it will allow in biotech patents. If it allows broad claims, the number and cost of patent interference proceedings in the U.S. and the risk of infringement litigation may increase. If it allows narrow claims, the risk of infringement may decrease, but the value of our rights under our patents, licenses and patent applications may also decrease.

     Patent applications in which we have rights may never issue as patents and the claims of any issued patents may not afford meaningful protection for our technologies or products. In addition, patents issued to us or our licensors may be challenged and subsequently narrowed, invalidated or circumvented. Litigation, interference proceedings or other governmental proceedings that we may become involved in with respect to our proprietary technologies or the proprietary technology of others could result in substantial cost to us. Patent litigation is widespread in the biotechnology industry, and any patent litigation could harm our business. Costly litigation might be necessary to protect our orphan drug designations or patent position or to determine the scope and validity of third party proprietary rights, and we may not have the required resources to pursue such litigation or to protect our patent rights. An adverse outcome in litigation with respect to the validity of any of our patents could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties or require us to cease using a product or technology.

     We also rely upon trade secrets, proprietary know-how and continuing technological innovation to remain competitive. Third parties may independently develop such know-how or otherwise obtain access to our technology. While we require our employees, consultants and corporate partners with access to proprietary information to enter into confidentiality agreements, these agreements may not be honored.

If any of our license agreements for intellectual property underlying TRISENOX, PG-TXL or any other product are terminated, we may lose our rights to develop or market that product.

     Patents issued to third parties may cover our products as ultimately developed. We may need to acquire licenses to these patents or challenge the validity of these patents. We may not be able to license any patent rights on acceptable terms or successfully challenge such patents. The need to do so will depend on the scope and validity of these patents and ultimately on the final design or formulation of the products and services that we develop.

     We have licensed intellectual property, including patent applications from Memorial Sloan Kettering Cancer Institute, Samuel Waxman Cancer Research Foundation, Beijing Medical University and others, including the intellectual property underlying TRISENOX. We have also in-licensed the intellectual property relating to our polymer drug delivery technology, including PG-TXL. Some of our product development programs depend on our ability to maintain rights under these licenses. Each licensor has the power to terminate its agreement with us if we fail to meet our obligations under that license. We may not be able to meet our obligations under these licenses. If we default under any of these license agreements, we may lose our right to market and sell any products based on the licensed technology.

Our products could infringe on the intellectual property rights of others, which may cause us to engage in costly litigation and, if we are not successful, could cause us to pay substantial damages and prohibit us from selling our products.

     Although we attempt to monitor the patent filings of our competitors in an effort to guide the design and development of our products to avoid infringement, third parties may challenge the patents that have been issued or licensed to us. We may have to pay substantial damages, possibly including treble damages, for past infringement if it is ultimately determined that our products infringe a third party's patents. Further, we may be prohibited from selling our products before we obtain a license, which, if available at all, may require us to pay substantial royalties. Even if infringement claims against us are without merit, defending a lawsuit takes significant time, may be expensive and may divert management attention from other business concerns.

Our limited operating experience may cause us difficulty in managing our growth and could seriously harm our business.

     As a result of FDA approval of TRISENOX for relapsed or refractory APL and clinical trials currently underway, we will need to expand our operations in various areas, including our management, regulatory, clinical, financial and information systems and other elements of our business process infrastructure. We expect to add additional key personnel in these areas in the near future. In addition, if rapid growth occurs, it may strain our operational, managerial and financial resources. We will not be able to increase revenues or control costs unless we continue to improve our operational, financial, regulatory and managerial systems and processes, and expand, train and manage our work force.

If we fail to keep pace with rapid technological change in the biotechnology and pharmaceutical industries, our products could become obsolete.

     Biotechnology and related pharmaceutical technology have undergone and are subject to rapid and significant change. We expect that the technologies associated with biotechnology research and development will continue to develop rapidly. Our future will depend in large part on our ability to maintain a competitive position with respect to these technologies. Any compounds, products or processes that we develop may become obsolete before we recover any expenses incurred in connection with developing these products.

We face direct and intense competition from our rivals in the biotechnology and pharmaceutical industries and we may not compete successfully against them.

     The biotechnology and pharmaceutical industries are intensely competitive. We have numerous competitors in the United States and elsewhere. Our competitors include major, multinational pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions. Many of these competitors have greater financial and other resources, larger research and development staffs and more effective marketing and manufacturing organizations, than we do. In addition, academic and government institutions have become increasingly aware of the commercial value of their research findings. These institutions are now more likely to enter into exclusive licensing agreements with commercial enterprises, including our competitors, to market commercial products.

     Our competitors may succeed in developing or licensing technologies and drugs that are more effective or less costly than any we are developing. Our competitors may succeed in obtaining FDA or other regulatory approvals for drug candidates before we do. In particular, we face direct competition from many companies focusing on delivery technologies. Drugs resulting from our research and development efforts, if approved for sale, may not compete successfully with our competitors' existing products or products under development.

We may need to raise additional funds in the future, and they may not be available on acceptable terms, or at all.

     We expect that our existing capital resources and the interest earned thereon will enable us to maintain our current and planned operations until 2005. Beyond that time, if our capital resources are insufficient to meet future capital requirements, we will have to raise additional funds to continue the development of our technologies and complete the commercialization of products, if any, resulting from our technologies. We will require substantial funds to:
(1) continue our research and development programs, (2) in-license or acquire additional technologies and (3) conduct preclinical studies and clinical trials. We may need to raise additional capital to fund our operations repeatedly. We may raise such capital through public or private equity financings, partnerships, debt financings, bank borrowings, or other sources. Our capital requirements will depend upon numerous factors, including the following:

 .    the establishment of additional collaborations

 .    the development of competing technologies or products

 .    changing market conditions

 .    the cost of protecting our intellectual property rights

 .    the purchase of capital equipment

 .    the progress of our drug discovery and development programs, the progress of our collaborations and receipt of any option/license, milestone and royalty payment resulting from those collaborations, and

 .    in-licensing and acquisition opportunities.

     Additional funding may not be available on favorable terms or at all. If adequate funds are not otherwise available, we may curtail operations significantly. To obtain additional funding, we may need to enter into arrangements that require us to relinquish rights to certain technologies, drug candidates, products and/or potential markets. To the extent that additional capital is raised through the sale of equity, or securities convertible into equity, you may experience dilution of your proportionate ownership of the company .

Our stock price is extremely volatile, which may affect our ability to raise capital in the future.

     The market price for securities of biopharmaceutical and biotechnology companies, including that of ours, historically has been highly volatile, and the market from time to time has experienced significant price and volume fluctuations that are unrelated to the operating performance of such companies. For example, during the twelve months ended July 31, 2001, our stock price ranged from a low of $10.50 to a high of $77.25. Fluctuations in the trading price or liquidity of our common stock may adversely affect our ability to raise capital through future equity financings.

     Factors that may have a significant impact on the market price and marketability of our common stock include:

 . announcements of technological innovations or new commercial therapeutic products by us, our collaborative partners or our present or potential competitors

 .  our quarterly operating results

 . announcements by us or others of results of preclinical testing and clinical trials

 .    developments or disputes concerning patent or other proprietary rights

 .    developments in our relationships with collaborative partners

 .    acquisitions

 .    litigation

 .    adverse legislation, including changes in governmental regulation and the status of our regulatory approvals or applications

 .    third-party reimbursement policies

 .    changes in securities analysts' recommendations

 .    changes in health care policies and practices

 .    economic and other external factors, and

 .    general market conditions.

     In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted. If a securities class action suit is filed against us, we would incur substantial legal fees and our management's attention and resources would be diverted from operating our business in order to respond to the litigation.

There are a substantial number of unregistered shares of our common stock which, when registered for resale, could result in a decrease in our stock price or impair our ability to raise funds in future equity offerings.

     The sale, or availability for sale, of substantial amounts of our common stock in the public market could materially decrease the market price of our common stock and could impair our ability to raise additional capital. Any sales by existing shareholders or holders of options or warrants may have an adverse effect on our ability to raise capital and may adversely affect the market price of the common stock.

We may be unable to attain the raw materials necessary to produce our PG-TXL product candidate in sufficient quantity to meet demand when and if such product is approved.

     Paclitaxel is derived from certain varieties of yew trees. Supply of yew trees is tightly controlled by a limited number of companies. We cannot be sure that we will be able to continue to purchase the materials necessary to produce PG-TXL in adequate volume and quality.

Our dependence on third party manufacturers means that we may not have sufficient control over the manufacture of our products.

     We currently do not have internal facilities for the manufacture of any of our products for clinical or commercial production. In addition, TRISENOX, our first commercial product, is manufactured by a single source. We will need to develop additional manufacturing resources, enter into collaborative arrangements with other parties which have established manufacturing capabilities or elect to have other third parties manufacture our products on a contract basis. We are dependent on such collaborators or third parties to supply us in a timely way with products manufactured in compliance with standards imposed by the FDA and foreign regulators. The manufacturing facilities of contract manufacturers may not comply with applicable manufacturing regulations of the FDA nor meet our requirements for quality, quantity or timeliness. Another of our products under development, PG-TXL, is complex to manufacture, which may prevent us from obtaining a sufficient supply for the increased clinical trials that are currently planned or underway.

We may face difficulties in achieving acceptance of our products in the market if we do not continue to expand our sales and marketing infrastructure.

     We currently are marketing TRISENOX with our direct sales force. Because the oncology market is highly concentrated and many prospective clients are unfamiliar with TRISENOX, we will need to continue to expand our sales and marketing infrastructure in order to increase market awareness of this product. We are in the process of expanding our direct sales force, and currently require additional qualified sales personnel. Competition for these individuals is intense, and we may not be able to hire the type and number of sales personnel we need. In addition, should we have to market and sell directly our products other than TRISENOX, we would need to further expand our marketing and sales force with sufficient technical expertise and distribution capacity. If we are unable to continue to expand our direct sales operations and train new sales personnel as rapidly as necessary, we may not be able to increase market awareness and sales of our products, which may prevent us from growing our revenues and achieving and maintaining profitability.

If we lose our key personnel or are unable to attract and retain additional personnel, we may be unable to pursue collaborations or develop our own products.

     We are highly dependent on Dr. James A. Bianco, our Chief Executive Officer, and Dr. Jack Singer, our Executive Vice President, Research Program Chairman. The loss of these principal members of our scientific or management staff, or failure to attract or retain other key scientific personnel employees, could prevent us from pursuing collaborations or developing our products and core technologies. Recruiting and retaining qualified scientific personnel to perform research and development work are critical to our success. There is intense competition for qualified scientists and managerial personnel from numerous pharmaceutical and biotechnology companies, as well as from academic and government organizations, research institutions and other entities. In addition, we rely on consultants and advisors, including our scientific and clinical advisors, to assist us in formulating our research and development strategy. All of our consultants and advisors are employed by other employers or are self-employed, and have commitments to or consulting or advisory contracts with other entities that may limit their availability to us.

We are subject to extensive government regulation, including the requirement of approval before our products may be marketed.

     The FDA has approved only one of our products, TRISENOX, for sale in the United States, for relapsed or refractory APL. Before we can market TRISENOX for other indications, we must obtain FDA approval. Our other products are in development, and will have to be approved by the FDA before they can be marketed in the United States. If the FDA does not approve our products and any additional indications for marketed products in a timely fashion, or does not approve them at all, our business and financial condition may be adversely affected.

     In addition, we and our products are subject to comprehensive regulation by the FDA both before and after products are approved for marketing. The FDA regulates, for example, research and development, including preclinical and clinical testing, safety, effectiveness, manufacturing, labeling, advertising, promotion, export, and marketing of our products. Our failure to comply with regulatory requirements may result in various adverse consequences including FDA delay in approving or refusal to approve a product, recalls, withdrawal of an approved product from the market, and/or the imposition of civil or criminal sanctions.

Because there is a risk of product liability associated with our products, we face potential difficulties in obtaining insurance.

     Our business exposes us to potential product liability risks inherent in the testing, manufacturing and marketing of human pharmaceutical products, and we may not be able to avoid significant product liability exposure. While we have insurance covering product use in our clinical trials, and currently have product liability insurance for TRISENOX, it is possible that we will not be able to maintain such insurance on acceptable terms or that any insurance obtained will provide adequate coverage against potential liabilities. Our inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or limit the commercialization of any products we develop. A successful product liability claim in excess of our insurance coverage could exceed our net worth.

Uncertainty regarding third party reimbursement and health care cost containment initiatives may limit our returns.

     The ongoing efforts of governmental and third party payors to contain or reduce the cost of health care will affect our ability to commercialize our products successfully. Governmental and other third party payors increasingly are attempting to contain health care costs by:

 .    challenging the prices charged for health care products and services

 .    limiting both coverage and the amount of reimbursement for new therapeutic products

 .    denying or limiting coverage for products that are approved by the FDA but are considered experimental or investigational by third-party payors, and

 .    refusing in some cases to provide coverage when an approved product is used for disease indications in a way that has not received FDA marketing approval.

     In addition, the trend toward managed health care in the United States, the growth of organizations such as health maintenance organizations, and legislative proposals to reform healthcare and government insurance programs could significantly influence the purchase of healthcare services and products, resulting in lower prices and reducing demand for our products.

     Even if we succeed in bringing any of our proposed products to the market, they may not be considered cost-effective and third party reimbursement might not be available or sufficient. If adequate third party coverage is not available, we may not be able to maintain price levels sufficient to realize an appropriate return on our investment in research and product development. In addition, legislation and regulations affecting the pricing of pharmaceuticals may change in ways adverse to us before or after any of our proposed products are approved for marketing. While we cannot predict whether any such legislative or regulatory proposals will be adopted, the adoption of such proposals could make it difficult or impossible to sell our products. TRISENOX has been reimbursed by third party payors, but there is no guarantee this reimbursement will continue.

Since we use hazardous materials in our business, we may be subject to claims relating to improper handling, storage or disposal of these materials.

     Our research and development activities involve the controlled use of hazardous materials, chemicals and various radioactive compounds. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be eliminated completely. In the event of such an accident, we could be held liable for any damages that result and any such liability not covered by insurance could exceed our resources. Compliance with environmental laws and regulations may be expensive, and current or future environmental regulations may impair our research, development or production efforts.

We may not be able to conduct animal testing in the future which could harm our research and development activities.

     Certain of our research and development activities involve animal testing. Such activities have been the subject of controversy and adverse publicity. Animal rights groups and other organizations and individuals have attempted to stop animal testing activities by pressing for legislation and regulation in these areas. To the extent the activities of these groups are successful, our business could be materially harmed by delaying or interrupting our research and development activities.

Because our charter documents contain certain anti-takeover provisions and we have a rights plan, it may be more difficult for a third party to acquire us, and the rights of some shareholders could be adversely affected.

     Our Restated Articles of Incorporation and Bylaws contain provisions that may make it more difficult for a third party to acquire or make a bid for us. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. In addition, shares of our preferred stock may be issued in the future without further shareholder approval and upon such terms and conditions and having such rights, privileges and preferences, as the board of directors may determine. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of any holders of preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock. We have no present plans to issue any additional shares of preferred stock. In addition, we have adopted a shareholder rights plan that, along with certain provisions of our Restated Articles of Incorporation, may have the effect of discouraging certain transactions involving a change of control of the company.

The notes are subordinated to our other existing and any future senior debt.

     The notes are unsecured and subordinated in right of payment to all of our existing and future Senior Debt. As a result, in the event of bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an Event of Default and in specific other events, our assets will be available to pay obligations on the notes only after all Senior Debt has been paid in full. There may not be sufficient assets remaining to pay amounts due on the notes then outstanding. The notes also will be effectively subordinated to the liabilities, including trade payables and lease obligations, and preferred stock, of our subsidiaries. The Indenture governing the notes does not prohibit or limit the incurrence of Senior Debt or the incurrence of other debt and other liabilities by us or our subsidiaries. The incurrence of additional Senior Debt and other liabilities by us or our subsidiaries could impede our ability to pay obligations on the notes. As of June 30, 2001 we had $1.9 million of Senior Debt. We anticipate that from time to time we will incur additional debt, including senior indebtedness. See "Description of the Notes--Subordination."

We may be unable to repurchase the notes.

     At maturity, the entire outstanding principal amount of the notes will become due and payable. In addition, if a Change in Control occurs, each holder of the notes may require us to repurchase all or a portion of that holder's notes. At maturity or if a Change in Control occurs, we may not have sufficient funds or may be unable to arrange for additional financing to pay the principal amount or repurchase price due. Under the terms of the Indenture for the notes, we may elect, if we meet certain conditions, to pay the repurchase price with shares of common stock. Our borrowing arrangements or agreements relating to Senior Debt to which we become a party may contain restrictions on, or prohibitions against, our repurchases of the notes. If the maturity date or Change in Control occurs at a time when our other arrangements prohibit us from repurchasing the notes, we could try to obtain the consent of the lenders under those arrangements to purchase the notes, or we could attempt to refinance these borrowings that contain the restrictions. If we do not obtain the necessary consents or refinance these borrowings, we will be unable to repurchase the notes. In that case, our failure to repurchase any tendered notes or notes due upon maturity would constitute an Event of Default under the Indenture. Any such default, in turn, may cause a default under the terms of our Senior Debt. As a result, in those circumstances, the subordination provisions of the Indenture would, absent a waiver, prohibit any repurchase of the notes until we pay the Senior Debt in full.

We may be unable to generate sufficient cash flow from which to make payments on the notes.

     We expect to incur substantial net operating losses for the foreseeable future. We may not become profitable or sustain profitability in the future. Accordingly, we may not have sufficient funds to make payments on the notes. Therefore, we may not have sufficient assets remaining to pay amounts due on any or all of the notes.

Sales of a large number of shares by Cell Therapeutics or by stockholders could depress our stock price.

     The market price of our common stock could drop as a result of sales or expected sales of a large number of our shares in the public market after the offering. In connection with our sale of the notes to the CIBC World Markets Corp., Banc of America Securities LLC and U.S. Bancorp Piper Jaffray, which we refer to in this prospectus as the Initial Purchasers, we became subject to a 90-day lockup period following June 13, 2001, the date of such sale. During this lockup period, we are not allowed to issue additional common stock or securities convertible into common stock except in certain circumstances or unless the Initial Purchasers consent to such issuance.

There is no public market for the notes being offered and restrictions on transfer of the notes and the common stock issuable upon conversion of the notes may significantly impair the liquidity of the notes.

     While the outstanding notes are eligible for trading in the PORTAL market, there is no public market for the notes. Accordingly, we cannot assure you as to:
          .  the liquidity of any such market that may develop,

          .  your ability to sell the notes, or

          .  the price at which you would be able to sell the notes.

     If such a market were to exist, the notes could trade at prices that may be higher or lower than the principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes, and our financial performance. The Initial Purchasers have advised us that they presently are making a market in the notes. The Initial Purchasers are not obligated, however, to make a market in the notes, and any such market-making may be discontinued at any time at the sole discretion of the Initial Purchasers. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. Accordingly, no assurance can be given as to the development or liquidity of any market for the notes. We do not presently intend to apply for the listing of the notes on any securities exchange or for inclusion of the notes in the automated quotation system of the National Association of Securities Dealers, Inc.

If you convert any notes, the value of the common stock you receive may fluctuate significantly.

     Since our common stock has been publicly traded, its market price has fluctuated significantly and may continue to do so in the future. Significant fluctuations in the market price of our common stock may occur in response to various factors and events, including, among other things:

     .  the depth and liquidity of the trading market for our common stock

     .  quarterly variations in actual or anticipated operating results

     .  changes in estimates by securities analysts

     .  market conditions in the drug industry

     .  announcements and performance by competitors

     .  regulatory actions, and

     .  general economic conditions.


                                USE OF PROCEEDS

        We will not receive any proceeds from the sale by any selling securityholder of the notes or the shares of common stock issuable upon conversion of the notes.

                      RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges for each of the periods indicated is as follows:


                                                                                                     Six months June 30,
                                                   Year Ended December 31,                                  ended
                                      -------------------------------------------------------         -----------------
                                      1996         1997         1998         1999        2000         2000         2001
                                      ----         ----         ----         ----        ----         ----         ----
Ratio of earnings to fixed
charges(1)...................          --           --           --           --           --           --           --

_______________________________

(1) For the purposes of computing ratio of earnings to fixed charges, earnings consist of income (loss) before provision for income taxes plus fixed charges. Fixed charges consist of interest charges and that portion of rental payments under operating leases we believe to be representative of interest. Earnings for the years ended December 31, 1996, 1997, 1998, 1999 and 2000 and for the six months ended June 30, 2000 and 2001, were insufficient to cover fixed charges by $13,928, $23,026, $24,972, $41,481, $52,437, $23,154 and $27,698 (in thousands)
respectively.

                           DESCRIPTION OF THE NOTES

     The 5.75% Convertible Subordinated Notes due June 15, 2008 were issued under, and are governed by, an indenture (the Indenture) between us and State Street Bank and Trust Company of California, N.A., as trustee. The Indenture and the notes are governed by New York law. Because this section is a summary, it does not describe every aspect of the notes and the Indenture. This summary is subject to, and qualified in its entirety by, reference to all the provisions of the Indenture, including definitions of certain terms used in the Indenture. Wherever we refer to particular defined terms, those terms are incorporated herein by reference. In this section, references to "CTI" "we" or "us" refer solely to CTI and not to any of our subsidiaries.

General

     The notes are our general, unsecured obligations. The notes are subordinated in right of payment, which means that they rank in right of payment behind certain of our other indebtedness as described below. The notes are limited to $150,000,000 aggregate principal amount. We are required to repay the full principal amount of the notes on June 15, 2008, unless they are required to be redeemed or repurchased on an earlier date by their terms.

     The notes bear interest at the annual rate shown on the front cover of this prospectus from the date of issuance of the notes. We will pay interest twice a year, on each June 15 and December 15 (each, an Interest Payment Date), beginning December 15, 2001, until the principal is paid or made available for payment or the notes have been converted. We will pay interest to the persons in whose name the note is registered at the close of business on the immediately preceding June 1 or December 1, as the case may be (each, a Regular Record
Date). Interest payable per $1,000 principal amount of notes for the period from June 13, 2001 to December 15, 2001, will be $29.07. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

     You may convert the notes into shares of our common stock at any time before the close of business on June 15, 2008, unless the notes have been previously redeemed or repurchased. The initial conversion rate is stated on the front cover of this prospectus. The conversion rate may be adjusted as described below. Holders of notes called for redemption or submitted for repurchase are entitled to convert the notes up to and including the business day immediately preceding the date fixed for redemption or repurchase.

     We may redeem some or all of the notes at any time before June 21, 2004 at a redemption price of $1,000 per $1,000 principal amount of notes, plus accrued and unpaid interest, if any, to the redemption date, if (a) the closing price of our common stock has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of mailing of the provisional redemption notice and (b) the registration statement of which this prospectus forms a part is effective and available for use and is expected to remain effective and available for use for the 30 days following the provisional redemption date, unless registration is no longer required. We will make an additional payment in cash with respect to the notes called for provisional redemption in an amount equal to $172.50 per $1,000 principal amount of notes, less the amount of any interest actually paid on the notes before the date of redemption. We may redeem the notes at our option at any time on or after June 21, 2004, in whole or in part, at the redemption prices set forth below under "--Optional Redemption by CTI," plus accrued and unpaid interest to, but excluding, the redemption date. If there is a Change in Control, as defined below, holders of the notes may have the right to require us to repurchase their notes as described below under "-- Repurchase at Option of Holders Upon a Change in Control."

     No "sinking fund" is provided for the notes, which means that the Indenture does not require us to redeem or retire the notes periodically.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

The notes are issued:

 .    only in fully registered form

 .    without interest coupons, and

 .    in denominations of $1,000 and integral multiples thereof.

     Principal of, premium, if any, and interest (and Liquidated Damages, as defined below, if any) on the notes will be payable, and the notes may be presented for registration or exchange, at the office or agency we maintain for such purpose in the Borough of Manhattan, The City of New York. Until we designate otherwise, our office or agency will be the trustee's corporate trust office presently located in the Borough of Manhattan, The City of New York.

     The notes are currently evidenced by one or more global notes that have been deposited with the trustee as custodian for DTC and registered in the name of Cede & Co. (Cede), as nominee of DTC. Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     The global note will not be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee, unless either of the following occurs:

 .    DTC has notified us that it is unwilling or unable to continue as depository for the global note or has ceased to be a clearing agency registered as such under the Exchange Act or announces an intention permanently to cease business or does in fact do so, or

 .    an Event of Default (as defined below) with respect to the notes represented by the global note has occurred and is continuing.

 .    In those circumstances, DTC will determine in whose names any notes issued in exchange for the global note will be registered.

     DTC or its nominee is considered the sole owner and holder of the global note for all purposes, and as a result:

 .    you cannot receive notes registered in your name if they are represented by the global notes

 .    you cannot receive certificated (physical) notes in exchange for your beneficial interest in the global notes

 .    you will not be considered to be the owner or holder of the global note or any note it represents for any purpose, and

 .    all payments on the global note will be made to DTC or its nominee.

     The laws of some jurisdictions require that certain kinds of purchasers can only own securities in physical, certificated form. These laws may limit your ability to acquire interest in the notes and to transfer or encumber your beneficial interests in the global note to these types of purchasers.

     Only institutions, such as a securities broker or dealer, that have accounts with DTC or its nominee, called participants, and persons that may hold beneficial interests through participants can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note appear and the only way the transfer of those interests can be made is on the records kept by DTC (for its participants' interests) and the records kept by those participants (for interests participants hold on behalf of other persons).

     Secondary trading in bonds and notes of corporate issuers is generally settled in clearinghouse (that is, next day) funds. In contrast, beneficial interests in a global note usually trade in DTC's same day funds settlement system, and settle in immediately available funds. We make no representation as to the effect that settlement in immediately available funds will have on trading activity in those beneficial interests.

     We will make cash payments of interest on, and the redemption or repurchase price of, the global note, as well as any payment of Liquidated Damages, only to Cede, the nominee for DTC, as the registered owner of the global notes. We will make these payments by wire transfer of immediately available funds on each payment date.

     We have been informed that, with respect to any cash payment of interest on, principal of, or the redemption or repurchase price of, the global note, as well as any payment of Liquidated Damages, DTC's practice is to credit participants' accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global note as shown on DTC's records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in notes represented by the global notes held through participants is the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in "street name."

     We will send any redemption notices to the trustee. If fewer than all of the notes are being redeemed, the particular ratio to be redeemed will be selected by the trustee by a method that the trustee deems to be fair and appropriate. We understand that if fewer than all of the global notes are to be redeemed, DTC's current practice is to determine by lot the amount of the holdings of each participant in the global notes to be redeemed.

     We also understand that neither DTC nor Cede will consent or vote with respect to the notes. We have been advised that under its usual procedures, DTC will mail an "omnibus proxy" to us as soon as possible after the record date. The omnibus proxy assigns Cede's consenting or voting rights to those participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

     Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge or otherwise encumber their interest in the note to persons or entities that do not participate in the DTC book entry system, or otherwise take actions in respect of that interest, may be adversely affected by the lack of a physical certificate evidencing its interest.

     DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange) only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the notes represented by the global note as to which such participant has, or participants have, given such direction.

     DTC has also advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Certain of such participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     DTC's policies and procedures, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. The trustee and we have no responsibility or liability for any aspect of DTC's or any participant's records relating to beneficial interests in the global note, including for payments made on the global note, and we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.

Conversion Rights

     You may, at your option, convert the principal amount of any note that is an integral multiple of $1,000 into shares of our common stock at any time prior to the close of business on the maturity date, unless the note has been previously redeemed or repurchased. If the notes are called for redemption or are subject to repurchase, you may convert your notes at any time before the close of business on the business day immediately preceding the date fixed for redemption or repurchase, as the case may be, unless we default in making the payment due upon redemption or repurchase. In each case, the initial conversion rate is equal to 29.4118 shares per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $34.00 per share.
The conversion rate is subject to adjustment as described below.

     The holder of a note can convert the note by delivering the note to the trustee's corporate trust office, accompanied by a duly signed and completed notice of conversion, a copy of which may be obtained from the trustee. In the case of a global note, we have been informed that DTC will effect the conversion upon notice from the holder of a beneficial interest in the global note in accordance with DTC's rules and procedures. The conversion date will be the date on which the note and the duly signed and completed notice of conversion are so delivered to the trustee. As promptly as practicable on or after the conversion date, we will issue and deliver to the trustee a certificate or certificates of the number of full shares of common stock issuable upon conversion, together with payment in lieu of any factional shares, and the trustee shall deliver the certificate(s) to the conversion agent for delivery to the holder of the note being converted. The shares of our common stock issuable upon conversion of the notes will be fully paid and nonassessable.

     If you surrender a note for conversion on a date that is not an Interest Payment Date, you will not be entitled to receive any interest for the period from the preceding Interest Payment Date to the date of conversion, except as described below. However, if you are a holder of a note on a Regular Record Date, including a note that is subsequently surrendered for conversion after the Regular Record Date, you will receive the interest payable on such note on the next Interest Payment Date. To correct for this resulting overpayment of interest, we will require that any note surrendered for conversion during the period from the close of business on a Regular Record Date to the opening of business on the next Interest Payment Date be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of notes being surrendered for conversion. However, you will not be required to make that payment if you are converting a note, or a portion of a note, that we have called for redemption, or that you are entitled to require us to repurchase from you, if your conversion right would terminate because of the redemption or repurchase between the Regular Record Date and the close of business on the next Interest Payment Date.

     If we distribute rights or warrants (other than those referred to in clause
(2) below) pro rata to holders of common stock, so long as any such rights or warrants have not expired or been redeemed by us, the holder of any note surrendered for conversion will be entitled to receive upon such conversion, in addition to the shares of common stock issuable upon such conversion (the Conversion Shares), a number of rights or warrants to be determined as follows:

 .   if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such rights or warrants, the Distribution Date, the same number of rights or warrants to which a holder of a number of shares of common stock equal to the number of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions of, and applicable to, the rights or warrants, and

 .   if such conversion occurs after such Distribution Date, the same number of rights or warrants to which a holder of the number of shares of common stock into which such note was convertible immediately prior to such Distribution Date would have been entitled on such Distribution Date in accordance with the terms and provisions of, and applicable to, the rights or warrants.

     No other payment or adjustment for interest, or for any dividends on our common stock, will be made upon conversion. If you receive common stock upon conversion of a note, you will not be entitled to receive any dividends payable to holders of common stock as of any record date before the close of business on the conversion date. We will not issue fractional shares upon conversion of notes. Instead, we will pay an amount in cash based on the closing sales price of our common stock on the conversion date.

     If you deliver a note for conversion, you will not be required to pay any taxes or duties in respect of the issuance or delivery of common stock on conversion. However, you will be required to pay any tax or duty that may be payable in respect of any transfer involved in the issuance or delivery of our common stock in a name other than yours. We will not issue or deliver certificates representing shares of common stock unless the person requesting the issuance or delivery has paid to us the amount of any such tax or duty or has established to our satisfaction that no such tax or duty is payable.

     The conversion rate is subject to adjustment if, among other things:

     (1) there is a dividend or other distribution payable in common stock on shares of our common stock,

     (2) we issue to all holders of common stock rights, options or warrants entitling them to subscribe for or purchase common stock at less than the then current market price, calculated as described in the Indenture, of our common stock; however, if those rights, options or warrants are only exercisable upon the occurrence of specified triggering events, then the conversion rate will not be adjusted until the triggering events occur,

     (3)  we subdivide, reclassify or combine our common stock,

     (4) we distribute to all holders of our common stock evidences of our indebtedness, shares of capital stock, cash or assets, including securities, but excluding:

          . those dividends, rights, options, warrants and distributions referred to in paragraphs (1) and (2) above

               . dividends and distributions paid in cash (except as set forth in paragraphs (5) and (6) below), and

               . distributions upon a merger or consolidation as discussed below,

          (5) we make a distribution consisting exclusively of cash (excluding portions of distributions referred to in clause (4) above and cash distributed upon a merger or consolidation as discussed below) to all holders of our common stock if the aggregate amount of the distribution combined together with (A) other such all cash distributions made within the preceding 365-day period in respect of which no adjustment has been made and (B) any cash and the fair market value of other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock concluded within the preceding 365-day period in respect of which no adjustment has been made, exceeds 10% of our market capitalization, being the product of the current market price per share of our common stock on the record date for such distribution and the number of shares of common stock then outstanding, or

          (6) the successful completion of a tender offer made by us or any of our subsidiaries for our common stock that involves aggregate consideration that, together with (A) any cash and the fair market value of other consideration payable in a tender offer by us or any of our subsidiaries for our common stock concluded within the 365-day period preceding the completion of such tender offer in respect of which no adjustment has been made and (B) the aggregate amount of any such all cash distributions referred to in paragraph (5) above to all holders of common stock within the 365-day period preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 10% of our market capitalization on the expiration of such tender offer.

          To the extent that our rights plan is still in effect, upon conversion of the notes into common stock, the holders will receive, in addition to the common stock, the rights described in our rights plan, whether or not the rights have separated from the common stock at the time of conversion, subject to certain limited exceptions. See "Description of Capital Stock." If we implement a new rights plan, we are required under the Indenture to provide that the holder of notes will receive the rights upon conversion of the notes, whether or not these rights were separated from the common stock prior to conversion, subject to certain limited exceptions.

          We reserve the right to make such increases in the conversion rate in addition to those required by the provisions described above as we may consider to be advisable so that any event treated for United States federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. We will not be required to make any adjustment to the conversion rate until the cumulative required adjustments amount to 1.0% or more of the conversion rate. We will compute any adjustments to the conversion rate and give notice to the holders of any such adjustments.

          If we merge into or consolidate with another person or sell or transfer all or substantially all of our assets, each note then outstanding will, without the consent of the holder of any note, become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of, common stock into which the note was convertible immediately prior to the merger, consolidation or sale. This calculation will be made based on the assumption that the holder of common stock failed to exercise any rights of election that the holder may have had to select a particular type of consideration. The adjustment will not be made for a merger that does not result in any reclassification, conversion, exchange or cancellation of our common stock.

          We may, from time to time, increase the conversion rate by any amount for any period of at least 20 days if our board of directors has determined that such increase would be in our best interests. Any such determination will be conclusive. We will give holders of notes at least 15 days' notice of this increase in the conversion rate. No such increase will be taken into account for purposes of determining whether the closing price of the common stock exceeds the conversion price by 105% in connection with an event which otherwise would be a Change in Control as discussed below.

     If at any time we make a distribution of property to our stockholders that would be taxable to them as a dividend for United States federal income tax purposes (for example, distributions of evidences of indebtedness or assets by us, but generally not stock dividends on common stock or rights to subscribe for common stock) and, pursuant to the anti-dilution provisions of the Indenture, the number of shares into which notes are convertible is increased, that increase may be deemed for United States federal income tax purposes to be the payment of a taxable dividend to holders of notes. For more details, see "Certain Federal Income Tax Considerations."

Subordination

     The payment of the principal of, premium, if any, and interest on the notes, including any Liquidated Damages, and any amounts payable upon the redemption or repurchase of the notes, is subordinated in right of payment to the extent set forth in the Indenture to the prior payment in full of all of our Senior Debt. The notes are also effectively subordinated to any debt or other liabilities of our subsidiaries. On June 30, 2001, we had $1.9 million of outstanding senior debt.

     "Senior Debt" means the principal of, and premium, if any, and interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding, on, and rent payable on or in connection with and all fees, costs, claims, expenses and other amounts payable in connection with, the following, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the Indenture or thereafter created, incurred or assumed:

     . all our indebtedness evidenced by a credit or loan agreement, note, bond, debenture or other similar instrument whether or not the recourse of the lender is to all of our assets or to only a portion

     . all of our indebtedness, obligations and other liabilities, contingent or otherwise, for borrowed money, including, without limitation, overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements and any loans or advances from banks, whether or not evidenced by notes or similar instruments, or bonds, notes, notes or similar instruments, whether or not the recourse of the lender is to all of our assets or to only a portion thereof

     . all our obligations as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principals

     . all our obligations under leases for facilities, equipment or other assets entered into for financing purposes, whether or not capitalized

     . all our obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, in connection with the lease of real property or improvements, or any personal property included as part of any such lease, which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a residual value of leased property to the lessor and all of our obligations under such lease or related document to purchase or to cause a third party to purchase the leased property, whether or not such lease transaction is characterized as an operating lease or capitalized lease in accordance with generally accepted accounting principles

     . all our obligations under interest rate and currency swaps, caps, floors, collars, hedge agreements, forward contracts or similar agreements or arrangements

     . all our obligations with respect to letters of credit, bank guarantees, bankers' acceptances and similar facilities, including related reimbursement obligations

     . all our obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business

     . all our obligations of the type referred to above of another person and all dividends of another person, the payment of which, in either case, we have assumed or guaranteed, or for which we are responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, or which are secured by a lien on our property, and

     . renewals, extensions, modifications, replacements, restatements and refundings of, or any indebtedness or obligation issued in exchange for any indebtedness or obligation described in the bullets above.

Senior Debt will not include:

     .    the notes

     . any indebtedness or obligation if the terms of the indebtedness or obligation, or the terms of the instrument under which the indebtedness or obligation is issued, expressly provide that the indebtedness or obligation is not superior in right of payment to the notes

     . accounts payable or other accrued liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services, or

     . any indebtedness or obligation that we may owe to any of our direct or indirect subsidiaries.

We will not make any payment on account of the notes if any of the following occurs:

     . we default in our obligations to pay principal, premium, interest or other amounts on or in connection with our Senior Debt, including a default under any redemption or repurchase obligation (a Payment Default), and the default continues beyond any grace period that we may have to make those payments, or

     . a default (other than a Payment Default) occurs and is continuing on any Designated Senior Debt that permits the holders of the Designated Senior Debt to accelerate its maturity and the trustee has received a payment blockage notice from us, the holder of such debt or such other person permitted to give such notice under the Indenture.

     If payments of the notes have been blocked by a Payment Default, payments on the notes may resume (including missed payments, if any) when the Payment Default has been cured or waived. If payments on the notes have been blocked by a non-payment default, payments on the notes may resume (including missed payments, if any) on the earlier of (1) the date on which such default is cured or waived and (2) 179 days after the date on which the trustee receives the payment blockage notice if the maturity of the Designated Senior Debt has not been accelerated such that such debt is then presently payable, unless the Indenture otherwise prohibits payment at that time.

     No non-payment default that existed on the day a payment blockage notice was delivered to the trustee can be used as the basis for any subsequent payment blockage notice unless that existing non-payment default has been cured for a period of at least 90 days. In addition, once a holder of Designated Senior Debt has blocked payment on the notes by giving a payment blockage notice, no new period of payment blockage can be commenced until both of the following are satisfied:

     . 365 days have elapsed since the effectiveness of the immediately prior payment blockage notice, and

     . all scheduled payments of principal, any premium and interest (and Liquidated Damages, if any) on the notes that have come due have been paid full in cash.

     "Designated Senior Debt" means our obligations under any particular Senior Debt in which the instrument creating or evidencing the debt, or the assumption or guarantee of the debt, or related agreements or documents to which we are a party, expressly provides that the indebtedness is Designated Senior Debt for purposes of the Indenture. That instrument, agreement or other document may place limitations and conditions on the right of that Senior Debt to exercise the rights of Designated Senior Debt.

     In addition, upon any acceleration of the principal due on the notes as a result of an Event of Default or payment or distribution of our assets to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, marshaling of assets, assignment for the benefit of creditors, or in bankruptcy, insolvency, receivership or other similar proceedings, all principal, premium, interest and other amounts due on or in connection with all Senior Debt must be paid in full in cash or cash equivalents before you will be entitled to receive any payment. Due to the subordination provisions of the notes and the Indenture, in the event of insolvency, our creditors who are holders of Senior Debt may recover more, ratably, than you would, and this subordination may reduce or eliminate payments to you.

     The notes are effectively subordinated to all indebtedness and other liabilities, including trade payables and lease obligations, and preferred stock of any of our subsidiaries. This occurs because any right we have to receive any assets of our subsidiaries upon their liquidation or reorganization, and the consequent right of the holders of the notes to participate in those assets, are effectively subordinated to the claims of that subsidiary's creditors, including trade creditors, and preferred stockholders, except to the extent that we are recognized as a creditor of the subsidiary, in which case our claims would still be subordinate to any security interest in the subsidiary's assets and any indebtedness of the subsidiary senior to that which we hold, at least to the extent of the collateral for such indebtedness.

     The Indenture does not limit our ability to incur indebtedness, including Senior Debt, or the ability of any of our subsidiaries to incur indebtedness.

Optional Redemption by CTI

     On or after June 21, 2004, we may redeem the notes, in whole or in part, at our option, at the redemption prices specified below. The redemption price, expressed as a percentage of principal amount, is as follows for the 12-month periods beginning on June 15 of the following years (June 21 through June 14 in the case of the first of such periods):

                                                                 Redemption
Year                                                             Price
----                                                             -----
2004..........................................................   103.286%
2005..........................................................   102.464%
2006..........................................................   101.643%
2007..........................................................   100.821%

and thereafter is equal to 100% of the principal amount.

     In each case, we will also pay accrued interest to, but excluding, the redemption date. The Indenture requires us to give notice of redemption not more than 60 and not less than 30 days before the redemption date.

Provisional Redemption

     We may redeem the notes, in whole or in part, at any time before June 21, 2004, at a redemption price equal to $1,000 per $1,000 principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the date of redemption if (a) the closing price of our common stock has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of mailing of the provisional redemption notice, and (b) the shelf registration statement of which this prospectus forms a part covering resales of the notes and the common stock issuable upon conversion of the notes is effective and available for use and is expected to remain effective and available for use for the 30 days following the provisional redemption date, unless registration is no longer required. Upon any provisional redemption, we will make an additional payment in cash or, at our option, common stock, or in a combination of cash and common stock, with respect to the notes called for redemption in an amount equal to $172.50 per $1,000 principal amount of the notes, less the amount of any interest actually paid on the notes before the date of redemption. For purposes of any such payment in common stock, the value of such common stock will be based upon the closing price of our common stock as set forth in this paragraph. We will be obligated to make this additional payment on all notes called for provisional redemption, including any notes converted after the notice date and before the provisional redemption date. Because the number of shares of common stock to be delivered to holders of notes in payment of the repurchase price (should we elect such payment option) is determined on the basis of the market price of our common stock after we have given notice of the occurrence of the Change in Control and prior to the repurchase date, the value of the shares of common stock on the date of delivery thereof to such holders may be more or less than the repurchase price had we elected to pay such price in cash.

Repurchase at Option of Holders Upon a Change in Control

     If a Change in Control occurs, you have the right, at your option, to require us to repurchase all of your notes not called for redemption, or any portion of the principal amount of your notes that is equal to $1,000 or any greater integral multiple of $1,000. The price we are required to pay is 100% of the principal amount of the notes to be repurchased, together with interest accrued to the repurchase date.

     At our option, instead of paying the repurchase price in cash, we, or the successor entity in the Change in Control transaction, may pay the repurchase price in common stock, or in a combination of cash and common stock, such common stock to be valued at 95% of the average of the closing sales prices of the shares of common stock for each of the five trading days ending with the third trading day prior to the repurchase date. We may only pay the repurchase price in common stock if the conditions provided in the Indenture are satisfied. Because the number of shares of common stock to be delivered to holders of notes in payment of the repurchase price (should we elect such payment option) is determined on the basis of the market price of our common stock after we have given notice of the occurrence of the Change in Control and prior to the repurchase date, the value of the shares of common stock on the date of delivery thereof to such holders may be more or less than the repurchase price had we elected to pay such price in cash.

     Within 30 days after the occurrence of a Change in Control, we will mail you notice of the Change in Control and of your repurchase right arising as a result of the Change in Control. We will also deliver a copy of this notice to the trustee. To exercise the repurchase right, you must deliver, on or before the 30th day (or such greater period as may be required by applicable law) after the date of our notice, irrevocable written notice to the trustee of your exercise of your repurchase right, together with the notes with respect to which that right is being exercised. We are required to make the repurchase on a date that is no later than 45 days after your notice to the trustee.

          A Change in Control is deemed to have occurred at such time any of the following occurs:

     (1) any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act, (A) acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling that person to exercise more than 50% of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors; however, any acquisition by us, any of our subsidiaries or any of our employee benefit plans will not trigger this provision or (B) succeeds in having sufficient of its nominees (who are not supported by a majority of the then current board of directors) elected to the board of directors such that such nominees, when added to any existing directors remaining on the board of directors after such election who are affiliates of or acting in concert with such person, shall constitute a majority of the board of directors,

     (2) we consolidate with or merge with or into any other person or another person merges into us, except if the transaction satisfies any of the following:

          . the transaction is a merger (A) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock and (B) pursuant to which holders of our common stock immediately prior to the transaction have, directly or indirectly, 50% or more of the total voting power of all shares of capital stock or other ownership interest of the continuing or surviving person entitled to vote generally in elections of directors of the continuing or surviving person immediately after the transaction, or

          . the transaction is a merger effected only to change our jurisdiction of incorporation and it results in a reclassification, conversion or exchange of outstanding shares of our common stock only into shares of common stock of us or another corporation, or

     (3) we convey, transfer, sell, lease or otherwise dispose of all or substantially all of our assets to another person.

          However, a Change in Control is not deemed to have occurred if the average of the high and low sales price per share of our common stock for any five trading days within (A) the period of 10 consecutive trading days ending immediately after the later of the Change in Control and the public announcement of the Change in Control, in the case of a Change in Control relating to an acquisition of capital stock not involving a merger or consolidation covered by clause (B) below, or (B) the period of 10 consecutive trading days ending immediately before the Change in Control, in the case of Change in Control relating to a merger, consolidation or asset sale, in each case, equals or exceeds 105% of the conversion price of the notes in effect on each of those trading days.

For purposes of these provisions:

 .         the conversion price is equal to $1,000 divided by the conversion rate, and

 .         whether a person is a beneficial owner will be determined in accordance with Rule 13d-3 under the Exchange Act.

          Any repurchase of notes arising as a result of the Change in Control will be made in compliance with all applicable laws, rules and regulations, including, if applicable Regulation 14E under the Exchange Act and the rules thereunder and all other applicable federal and state securities laws. To the extent the provisions of any securities laws or regulations conflict with the provisions of this covenant, our compliance with such laws and regulations shall not be deemed to cause a breach of our obligations under the Indenture.

     We may, to the extent permitted by applicable law, at any time purchase notes in the open market or by tender or by private agreement. Any note that we so purchase may, to the extent permitted by applicable law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered may not be reissued or resold and will be canceled promptly.

     The definition of Change in Control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of all or substantially all of our assets. There is no precise, established definition of the phrase substantially all under applicable law. Accordingly, your ability to require us to repurchase your notes as a result of conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

     The foregoing provisions would not necessarily provide you with protection if we are involved in a highly leveraged or other transaction that may adversely affect you.

     Our ability to repurchase notes upon the occurrence of a Change in Control is subject to important limitations. Some of the events constituting a Change in Control could cause an event of default or be prohibited or limited by the terms of Senior Debt. As a result, any repurchase of the notes in cash would, absent a waiver, be prohibited under the Indenture's subordination provisions until the Senior Debt is paid in full. Further, we may not have the financial resources, or would be unable to arrange financing, to pay the repurchase price for all the notes that holders seeking to exercise their repurchase right deliver to us. If we were to fail to repurchase the notes when required following a Change in Control, an Event of Default would occur, whether or not such repurchase is permitted by the Indenture's subordination provisions. Any such default may, in turn, cause a default under our Senior Debt. For more details, see "--Subordination."

Mergers and Sales of Assets

     Without the consent of the holders of the notes, we may not consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, and we may not permit any person to consolidate with or merge into us or convey, transfer, sell or lease such person's properties and assets substantially as an entirety to us, unless each of the following requirements is met:

 .    the person formed by the consolidation or into or with which we merge or the person to which our properties and assets are conveyed, transferred, sold or leased, is (A) a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any State or the District of Columbia or (B) organized under the laws of a jurisdiction outside the U.S. and has common stock or American Depositary Shares representing such common stock traded on a national securities exchange in the U.S., including The Nasdaq Stock Market, Inc. and, in each case, if other than us, expressly assumes the due and punctual payment of the principal of, any premium, and interest (and Liquidated Damages, if any) on the notes and the performance of our other covenants under the Indenture

 .    immediately after giving effect to that transaction, no Event of Default, and no event that, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and other specific conditions are met Upon any consolidation or merger or any transfer of all or substantially all of our assets, the successor corporation formed by such consolidation or into which we are merged or to which such transfer is made, shall succeed to, and be substituted for, and may exercise every right and power of, us under the Indenture with the same effect as if such successor corporation had been named in the Indenture as our company, and we shall be released from the obligations under the notes and the Indenture except with respect to any obligations that arise from, or are related to, such transaction.

Events of Default

The following are Events of Default under the Indenture:

 .    we fail to pay principal of or any premium on any note when due, whether or not the payment is prohibited by the Indenture's subordination provisions

 .    we fail to pay any interest on any note when due and that default continues for 30 days, whether or not the payment is prohibited by the Indenture's subordination provisions

 .    we fail to give the notice that we are required to give if there is a
     Change in Control, whether or not the notice is prohibited by the Indenture's subordination provisions

 .    we fail to perform any other covenant in the Indenture and that failure continues for 60 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of outstanding notes

 .    we fail to pay when due the principal of any indebtedness for money borrowed by us or any of our significant subsidiaries, if any, in excess of $10 million if the indebtedness is not discharged and such failure continues for 30 days or more, or, if such indebtedness has been accelerated, such acceleration is not annulled, within 30 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes, and

 .    certain events of bankruptcy, insolvency or reorganization with respect to us and our significant subsidiaries specified in the Indenture.

     Subject to the provisions of the Indenture relating to the trustee's duties, if an Event of Default exists, the trustee will not be obligated to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless they have offered to the trustee reasonable indemnity. Subject to such trustee indemnification provisions, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee, provided that such direction does not conflict with any rule of law or with the Indenture, and the trustee may take any other action the trustee deems proper which is not inconsistent with such direction.

     If an Event of Default, other than an Event of Default arising from events of bankruptcy, insolvency or reorganization, occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding notes may accelerate the maturity of all notes. After acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding notes may, under circumstances set forth in the Indenture, rescind the acceleration if all Events of Default, other than the non-payment of principal of the notes which have become due solely because of the acceleration, have been cured or waived as provided in the Indenture. If an Event of Default arising from events of bankruptcy, insolvency or reorganization occurs and is continuing, then the principal of, and accrued interest (and Liquidated Damages, if any) on, all of the notes will automatically become immediately due and payable without any declaration or other act on the part of the holders of the notes or the trustee.

     You do not have any right to institute any proceeding relating to the Indenture, or to appoint a receiver or a trustee, or for any other remedy under the Indenture, unless:

 .    you have given the trustee written notice of a continuing Event of Default

 .    the registered holders of at least 25% of the aggregate principal amount of all outstanding notes have made a written request of the trustee to take action because of the default and have furnished reasonable indemnification to the trustee against the cost, liabilities and expenses of taking such action

 .    the trustee shall not have taken action for 60 days after receiving such notice and offer of indemnification

 .    the trustee has not received any direction inconsistent with such written request from the holders of a majority of the aggregate principal amount of all outstanding notes during such 60-day period

     These limitations do not apply to a suit for the enforcement of payment of the principal of, or any premium or interest (and Liquidated Damages, if any) on, a note, or the repurchase price payable for a note on or after the due dates for such payments, or of the right to convert the note in accordance with the Indenture.

     We will furnish to the trustee annually a statement as to our performance of our obligations under the Indenture and as to any default in performance.

Modification and Waiver

     The Indenture contains provisions permitting us and the trustee to enter into a supplemental indenture for certain limited purposes without the consent of the holders of the notes. With the consent of the holders of not less than a majority in aggregate principal amount of the notes at the time outstanding, we and the trustee are permitted to amend or supplement the Indenture or any supplemental indenture or modify the rights of the holders, provided, that no such modification may, without the consent of each holder affect thereby:

 .    change the stated maturity of the principal or interest of any note

 .    reduce the principal amount, any premium or interest on any note

 .    reduce the amount payable on any note upon a redemption at our option

 .    amend or modify our obligation to make or consummate a repurchase offer upon a Change in Control after our obligation to make a Change in Control repurchase offer arises

 .    change the place or currency of payment on any note

 .    impair the right to institute suit for the enforcement of any payment on any note

 .    modify the subordination provisions in a manner that is adverse to the holder of any notes

 .    adversely affect the right of any holder of notes to convert its notes

 .    reduce the percentage of holders whose consent is needed to modify, amend or waive any provision in the Indenture, or

 .    modify the provisions dealing with modification and waiver of the
     Indenture, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby.

          The holders of a majority in principal amount of the outstanding notes may waive our compliance with certain restrictive provisions of the Indenture. The holders of a majority in principal amount of the outstanding notes may waive any past default, except a default in the payment of principal, any premium, interest or the repurchase price (or Liquidated Damages, if any).

          Notes will not be considered outstanding if money for their payment or redemption has been deposited or set aside in trust for the holders.

Registration Rights

          We entered into a registration rights agreement (the Registration Rights Agreement) with CIBC World Markets Corp., Banc of America Securities LLC and U.S. Bancorp Piper Jaffray (the Initial Purchasers) on June 13, 2001. In the Registration Rights Agreement we agreed, for the benefit of the holders of the notes and the shares of common stock issuable upon conversion of the notes, commonly referred to as the Registrable Securities, but excluding securities that are eligible for disposition under Rule 144 of the Securities Act, that we would, at our expense:

  . file with the SEC, on or prior to 90 days following June 13, 2001, the date the notes were originally issued, a shelf registration statement covering resales of the Registrable Securities

  . use our reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act on or prior to 180 days following June 13, 2001, the date the notes were originally issued, subject to our right to postpone having the shelf registration statement declared effective for an additional 60 days in limited circumstances, and

  . use our reasonable efforts to keep effective the shelf registration statement until:

    (1) the expiration of the holding period applicable to such securities held by persons who are not affiliates of CTI under Rule 144(k) under the Securities Act or any successor previously subject to specific permitted exceptions (the Effectiveness Period), or

    (2)   if earlier, there are no outstanding Registrable Securities.

          We agreed to provide to each holder of Registrable Securities copies of this prospectus, notify each holder when the shelf registration statement has become effective and take certain other actions required to permit public resales of the Registrable Securities.

          Upon written notice to all the holders of notes, we will be permitted to suspend the use of the prospectus that is part of the shelf registration statement in connection with sales of Registrable Securities during prescribed periods of time if we possess material non-public information the disclosure of which would have a material adverse effect on us. The periods during which we can suspend the use of the prospectus may not exceed a total of 60 consecutive days. Upon receipt of such notice, the holders of notes are required to cease disposing of securities under the prospectus and to keep the notice confidential.

          Liquidated damages (Liquidated Damages) will accrue on the notes that are transfer restricted securities under the Registration Rights Agreement if any of the following events, which we refer to as Registration Defaults, occurs:

  . on or prior to 90 days following June 13, 2001, the date the notes were originally issued, a shelf registration statement has not been filed with the SEC

     . on or prior to 180 days following June 13, 2001, the date the notes were originally issued, the SEC does not declare the shelf registration statement effective, or

     . the shelf registration statement ceases to be effective, or we otherwise prevent or restrict holders of Registrable Securities from making sales under the shelf registration statement, for more than 60 consecutive days.

          In any case, Liquidated Damages will accrue on the notes that are transfer restricted securities at a rate of 0.5% of the principal amount per annum from and including the day following the Registration Default to, but excluding, the day on which the Registration Default is cured. Liquidated Damages will be paid semi-annually in arrears, with the first semi-annual payment due on the first Interest Payment Date following the date on which the Liquidated Damages begin to accrue. Under no circumstances will we be required to accrue liquidated damages in excess of 0.5% per annum at any time.

          A holder who elects to sell any Registrable Securities pursuant to the shelf registration statement will be required to be named as a selling securityholder in the related prospectus, may be required to deliver a prospectus to purchasers, may be subject to certain civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the Registration Rights Agreement that apply to a holder making such an election, including certain indemnification provisions.

          We mailed a notice and questionnaire to the holders of Registrable Securities not fewer than 30 calendar days prior to the time we intend in good faith to have the shelf registration statement declared effective (the Effective
Time).

          No holder of Registrable Securities was entitled to be named as a selling securityholder in the shelf registration statement as of the Effective Time, and no holder of Registrable Securities was entitled to use the prospectus forming a part of the shelf registration statement for offers and resales of Registrable Securities at any time, unless such holder had returned a completed and signed notice and questionnaire to us by the deadline for response set forth in the notice and questionnaire. Holders of Registrable Securities had, however, at least 20 calendar days from the date on which the notice and questionnaire was first mailed to them to return a completed and signed notice and questionnaire to us.

          Beneficial owners of Registrable Securities who had not returned a notice and questionnaire by the questionnaire deadline described above may receive another notice and questionnaire from us upon request. When we receive a completed and signed notice and questionnaire prior to the Effective Date of the Registration Statement, we will include the Registrable Securities covered thereby in the shelf registration statement, subject to restrictions on the timing and number of supplements to the shelf registration statement provided in the Registration Rights Agreement.

          We agreed in the Registration Rights Agreement to use our reasonable efforts to cause the shares of common stock issuable upon conversion of the notes to be quoted on the Nasdaq National Market. However, if the common stock is not then quoted on the Nasdaq National Market, we will use our reasonable efforts to cause the shares of common stock issuable upon conversion of the notes to be quoted or listed on whichever market or exchange the common stock is then quoted or listed, if any, on or prior to the effectiveness of the shelf registration statement.

          This summary of certain provisions of the Registration Rights Agreement is not complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which we will make available to beneficial owners of the notes upon request to us.

          We gave notice to holders of the notes by mail to the addresses of the holders as they appear in the Security Register. Notices will be deemed to have been given on the date of mailing.

Replacement of Notes

     We will replace, at the holders' expense, notes that become mutilated, destroyed, stolen or lost upon delivery to the trustee of the mutilated notes or evidence of the loss, theft or destruction thereof satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the note before a replacement note will be issued.

No Personal Liability of Stockholders, Officers, Directors and Employees

     No direct or indirect stockholder, officer, director or employee, as such, past, present or future of CTI, or any successor entity, shall have any personal liability in respect of our obligations under the Indenture or the notes solely by reason of his or its status as such stockholder, officer, director or employee.

The Trustee

     The trustee for the holders of notes issued under the Indenture is State Street Bank and Trust Company of California, N.A. If an Event of Default occurs, and is continuing, the trustee is required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to these provisions, the trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any holders of notes, unless they have offered the trustee reasonable security or indemnity.

                         DESCRIPTION OF CAPITAL STOCK

     This summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our restated articles of incorporation, as amended, and all applicable provisions of Washington law.

General

     We are authorized to issue 100,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock, no par value.

Common Stock

     Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by the shareholders and there are no cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably the dividends, if any, that are declared from time to time by the board of directors out of funds legally available for that purpose. In the event of a liquidation, dissolution or winding up of the company, the holders of common stock are entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Preferred Stock

     The board of directors has the authority, without action by the shareholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of this preferred stock. However, the effects might include, among other things:

 .  restricting dividends on the common stock

 .  diluting the voting power of the common stock

 .  impairing the liquidation rights of the common stock, or

 . delaying or preventing a change in control of the company without further action by the shareholders.

     We designated 100,000 shares of our preferred stock as Series C preferred stock in November 1996 in connection with the adoption of a shareholder rights plan as described below. In November 1999, we designated 10,000 shares of our preferred stock as 5% Series D preferred stock in connection with a private placement of those shares. The Series D has a 5% annual dividend and is redeemable upon certain events, including a change of control of the company. Each holder of Series D preferred stock is entitled to one vote for each share of common stock into which the preferred stock could then be converted. The Series D preferred stock is convertible into common stock at the election of the holder at any time. As of May 22,

2001, there were 2,425 shares of Series D preferred stock outstanding convertible into 1,121,386 shares of common stock.

     No other shares of preferred stock are outstanding, and we have no present plans to issue any additional shares of preferred stock.

Warrants and Other Obligations to Issue Capital Stock

     As of July 31, 2001, we had outstanding warrants to purchase an aggregate of 883,649 shares of our common stock. These warrants have a weighted average exercise price of $10.99 per share. These warrants expire between 2002 and 2008. In connection with the acquisition of PolaRx Biopharmaceuticals in January 2000, we issued 5,000,000 shares of our common stock. Two additional payouts tied to sales thresholds of $10 million and $20 million in any four consecutive quarters may be payable in tranches of $4 million and $5 million at the then fair market value of our stock, at the time such thresholds are achieved. We are also obligated to make additional payouts based on annualized sales of TRISENOX, which payouts can be made in common stock or cash, at our election.

Antitakeover Effects of Provisions of Washington Law and Our Charter and Bylaws

  Statutory and Charter Provisions

     Washington law contains certain provisions that may have the effect of delaying, deterring or preventing a change in control of the company. Chapter 23B.17 of the Washington Business Corporation Act (the "WBCA") prohibits, subject to certain exceptions, a merger, sale of assets or liquidation of the company involving an "interested shareholder" (defined as a person or group of affiliated persons who own beneficially 20% or more of the company's voting securities) unless the transaction is determined to be at a "fair price" or otherwise approved by a majority of the company's disinterested directors or is approved by holders of two-thirds of the company's outstanding voting securities, other than those held by the interested shareholder. A Washington corporation may, in its articles of incorporation, exempt itself from coverage of this provision, but we have not done so. In addition, Chapter 23B.19 of the WBCA prohibits the company, with certain exceptions, from engaging in certain significant business transactions with an "acquiring person" (defined as a person or group of persons who acquire 10% or more of the company's voting securities without the prior approval of the Company's board of directors) for a period of five years following the acquiring person's share acquisition date. The prohibited transactions include, among others, a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person, or otherwise allowing the acquiring person to receive any disproportionate benefit as a shareholder. We may not exempt ourselves from coverage of this statute. These statutory provisions may have the effect of delaying, deterring or preventing a change in control of the company.

     Our board of directors is divided into three approximately equal classes of directors serving staggered three-year terms. In addition, our Restated Articles of Incorporation provide that directors may be removed from office only at a meeting of shareholders called expressly for that purpose and only for cause. Our Restated Articles of Incorporation limit "cause" to willful misfeasance having a material adverse effect on the company or conviction of a felony, provided that any action by a director shall not constitute "cause" if, in good faith, the director believed the action to be in or not opposed to the best interests of the company or if the director is entitled to be indemnified with respect to such action under applicable law, our Restated Articles of Incorporation or Bylaws, or a contract with the company. Further, our Bylaws require a shareholder to provide notice to the company of such shareholder's intent to nominate a person or persons for election as directors not later than 90 days prior to the date one year from the date of the immediately preceding annual meeting of shareholders or, in the case of an election to be held at a special meeting of shareholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. A shareholder must also provide us with notice of such shareholder's intent to make any proposal at an annual meeting of shareholders not later than 90 days prior to the date of one year from the date of the immediately preceding annual meeting of shareholders. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

Shareholder Rights Plan

     On November 11, 1996, our board of directors adopted a shareholder rights plan and declared a distribution of one Preferred Stock Purchase Right (a Right) for each outstanding share of common stock to shareholders of record as of the close of business November 21, 1996 and for each share of common stock issued thereafter pursuant to a Rights Agreement between the company and Computershare Investor Services, LLC, as Rights Agent (the Rights Agreement). One Right will be issued for each share of common stock issued in connection with this offering. In connection with the adoption of the Rights Agreement, we reserved for issuance 100,000 shares of Series C Preferred. The Series C Preferred will only be issued in the event Rights issued pursuant to the Rights Agreement are exercised.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is Computershare Investor Services, LLC.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain United States federal income tax considerations relating to the purchase, ownership and disposition of the notes and of common stock into which the notes may be converted, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change. Unless otherwise indicated, this summary generally applies to holders that will hold the notes as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This summary does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax-exempt organizations, insurance companies, dealers in securities or currencies, persons that will hold notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes or persons deemed to sell notes under the constructive sale provisions of the Code.

     For purposes of this summary, the term "U.S. Holder" means a holder that is, as determined for United States federal income tax purposes, either (1) a citizen or resident of the United States, or U.S.; (2) an entity formed under the laws of the U.S. or a state of the U.S.; (3) an estate the income of which is subject to U.S. federal income tax regardless of its source; or (4) a trust subject to the primary supervision of a court within the U.S. and the control of a U.S. fiduciary as described in Section 7701 (a) (30). A "Non-U.S. Holder" is any holder other than a U.S. Holder.

     CTI has not sought any ruling from the Internal Revenue Service with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. In addition, the IRS is not precluded from successfully adopting a contrary position. This summary does not consider the effect of any applicable foreign, state, local or other tax laws or the effect of federal estate and gift tax law.

     Holders of notes should consult their own tax advisors with respect to the application of the United States federal income and estate and gift tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

U.S. Holders

  Taxation of Interest

     Interest paid on the notes will be included in the income of a U.S. Holder as ordinary income at the time it is treated as received or accrued, in accordance with the holder's regular method of tax accounting.

     Failure of CTI to maintain the effectiveness of the registration statement will cause additional interest to accrue on the notes in the manner described under "Description of the Notes--Registration Rights." According to Treasury Regulations, the possibility of a change in the interest rate due to CTI's obligation to pay Liquidated Damages (see "Description of the Notes-- Registration Rights") will not affect the amount of interest income recognized by a holder, or the timing of such recognition, if the likelihood of the change, as of the date the notes are issued, is remote. CTI believes that the likelihood of a change in the interest rate on the notes is remote and does not intend to treat the possibility of a change in the interest rate as affecting the yield to maturity of any note. Similarly, CTI intends to take the position that the occurrence of an event requiring it to repurchase the notes or the exercise of the redemption right after a certain date is remote under the Treasury Regulations, and likewise does not intend to treat the possibility of the occurrence of an event requiring it to repurchase the notes as affecting the yield to maturity of any note.

  Market Discount

     U.S. holder that purchases a note with "market discount" - that is, at a price that is less than the principal amount - will be subject to special rules. Under a de minimis exception, however, these special rules will not apply if the amount of market discount does not exceed one quarter of one percent for each full year remaining until the maturity of the notes. If the special rules apply, any gain recognized by the holder upon a sale or other disposition of the note will be treated as ordinary income rather than capital gain to the extent of that portion of the market discount that accrued prior to the disposition. Market discount generally accrues on a straight line basis over the remaining term of the note, but the holder can elect to compute accrued market discount based on the economic yield of the note. The holder of a note with market discount might be required to recognize gain to the extent of accrued market discount even if the disposition takes a form (such as a gift) in which the holder would not normally be required to recognize gain. The market discount rules will not affect the tax consequences to the holder upon conversion of the note, which will generally be tax-free under the rules described under Conversion of the Notes. The market discount that accrued prior to conversion, however, will be carried over to the stock received on conversion, so that, to that extent, any gain recognized by the holder upon disposition of the stock will be treated as ordinary income. Finally, if the holder's purchase of the notes is debt-financed, the holder will not be entitled to deduct interest expense allocable to accrued market discount until the holder recognizes the corresponding income. The holder of a note with market discount may elect to include the market discount in income as it accrues. If a holder makes this election, any gain recognized on a disposition of the note would be entirely capital gain, and the rules deferring the deduction of interest on related loans would not apply.

  Market or Acquisition Premium

     If a U.S. holder purchases a note at a price that exceeds the principal amount plus accrued interest, the holder can elect to amortize the premium as a reduction to interest income so that the income reported by the holder each period reflects the holder's economic yield. Any premium paid on acquiring a note is not amortizable, however, to the extent that it reflects the value of the conversion privilege of the note. If the holder elects to amortize premium, the amortized premium would reduce the holder's tax basis in the note. Further, an election to amortize market or acquisition premium will apply to all market premium bonds acquired during or after the year for which the election is made. Such election may be terminated only with the consent of the Internal Revenue Service.

  Sale, Exchange or Redemption of the Notes

     Upon the sale, exchange (other than conversion), retirement or other taxable disposition of a note, a holder will recognize gain or loss equal to the difference between the amount received on such disposition (other than amounts received in respect of accrued and unpaid interest, which will be taxable as such) and the holder's tax basis in the note. A holder's tax basis in a note will be, in general, the cost of the note to the holder, increased by any accrued market discount and decreased by any principal payments received and any amortizable market premium accrued. Except to the extent of any accrued market discount, gain or loss realized on the sale, exchange or retirement of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such sale, exchange or retirement, the note had been held for more than one year. Long-term capital gain recognized by an individual holder is generally subject to a maximum U.S. federal rate of 20%, and short term capital gains are taxed at a maximum rate of 38.6% (due to decrease in years after 2001); an individual's ability to offset capital losses against ordinary income is, however, limited. Corporate taxpayers pay a maximum regular tax rate of 35% on all capital gains and ordinary income.

  Conversion of the Notes

     A holder will generally not recognize income, gain or loss upon conversion of the note into our common stock, except with respect to any cash received in lieu of a fractional share (which will generally result in capital gain or loss). The holder's tax basis in the common stock received upon conversion will be the same as the holder's tax basis in the note at the time of conversion (exclusive of any tax basis allocable to a fractional share), and the holding period for the common stock received upon conversion will include the holding period of the note converted.

  Dividends on Common Stock

     If, after conversion of the notes into common stock, we make a distribution in respect of that stock, the distribution will be treated as a dividend, taxable to the U.S. Holder as ordinary income, to the extent it is paid from our current or accumulated earnings and profits. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the holder's investment, up to the holder's basis in such common stock and thereafter proceeds from the sale or exchange of a capital asset treated as a capital gain. If the holder is a U.S. corporation, it would generally be able to claim a "dividend received deduction" under Section 243 of the Code.

  Constructive Dividends on the Notes

     Holders of convertible debt instruments such as the notes may, in certain circumstances, be deemed to have received constructive distributions where the conversion ratio of such instruments is adjusted. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debt instruments, however, will generally not be considered to result in a constructive distribution of stock. Certain of the possible adjustments provided in the notes, including, without limitations, adjustments in respect of taxable dividends to stockholders of CTI, will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the holders of notes might be deemed to have received constructive distributions taxable as dividends. Moreover, in certain other circumstances, the failure to adjust the conversion ratio on the notes may result in a deemed taxable dividend to holders of our common stock.

  Sale of Common Stock

     Except to the extent of any accrued market discount, upon the sale or exchange of our common stock, a holder generally will recognize capital gain or loss equal to the difference between (1) the amount of cash and the fair market value of any property received upon the sale or exchange and (2) such holder's adjusted tax basis in our common stock. Such capital gain or loss will be long-term capital gain or loss if the holder's holding period in our common stock is more than one year at the time of the sale or exchange. Any accrued market discount would be taxable as ordinary income. A holder's basis and holding period in our common stock received upon conversion of a note are determined as discussed above under "--Conversion of the Notes."

  Information Reporting and Backup Withholding Tax

     In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on a note, payments of dividends on our common stock, payments of the proceeds of the sale of a note and payments of the proceeds of the sale of our common stock, and a 30.5% (reduced to 30% after December 31, 2001) backup withholding tax may apply to such payments if the holder either (1) fails to demonstrate that the holder comes within certain exempt categories of holders or (2) fails to furnish or certify his correct taxpayer identification number to the payor in the manner required, is notified by the IRS that he has failed to report payments of interest and dividends properly, or under certain circumstances, fails to certify that he has not been notified by the IRS that he is subject to backup withholding for failure to report interest and dividend payments. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder's United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Holders

     The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. Holder (as defined above).

     For purposes of withholding tax on interest and dividends discussed below, a Non-U.S. Holder includes a non-resident fiduciary of an estate or trust. For purposes of the following discussion, interest, dividends and gain on the sale, exchange or other disposition of a note or common stock will be considered to be "U.S. trade or business income" if such income or gain is (1) effectively connected with the conduct of a U.S. trade or business or (2) in the case of a treaty resident, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States.

  Taxation of Interest

     Generally any interest paid to a Non-U.S. Holder of a note that is not U.S. trade or business income will not be subject to U.S. tax if the interest qualifies as "portfolio interest." Generally interest on the notes will qualify as portfolio interest if (1) the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all CTI voting stock and is not a "controlled foreign corporation" with respect to which CTI is a "related person" within the meaning of the Code, (2) the beneficial owner, under penalty of perjury, certifies that the beneficial owner is not a U.S. person and such certificate provides the beneficial owner's name and address, and (3) the Non-U.S. Holder is not a bank receiving interest on an extension of credit made pursuant to a loan agreement made in the ordinary course of its trade or business.

     The gross amount of payments of interest to a Non-U.S. Holder that do not qualify for the portfolio interest exemption and that are not U.S. trade or business income will be subject to U.S. federal income tax at the rate of 30% collected by means of withholding by the payor, unless a U.S. income tax treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular U.S. rates rather than the 30% gross rate. In the case of a Non-U.S. Holder that is a corporation, such U.S. trade or business income may also be subject to the branch profits tax (which is generally imposed on a foreign corporation on the actual or deemed repatriation from the United States of earnings and profits attributable to U.S. trade or business income) at a 30% rate. The branch profits tax may not apply (or may apply at a reduced rate) if a recipient is a qualified resident of certain countries with which the United States has an income tax treaty. To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the Non-U.S. Holder must provide a properly executed Form W-8 BEN or W-8 ECI (or such successor forms as the IRS designates), as applicable, prior to the payment of interest. These forms must be periodically updated. Under current Treasury regulations, a Non-U.S. Holder who is claiming the benefits of a treaty may be required to obtain a U.S. taxpayer identification number, which may require providing certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. Certain special procedures are provided in such regulations for payments through qualified intermediaries.

  Sale, Exchange or Redemption of the Notes

     Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange or redemption of a note generally will not be subject to U.S. federal income tax, unless (1) such gain is U.S. trade or business income, (2) subject to certain exceptions, the Non-U.S. Holder is an individual who holds the note as a capital asset and is present in the

United States for 183 days or more in the taxable year of the disposition, (3) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates (including certain former citizens or residents of the United States, or (4) in the case of the disposition of CTI common stock, CTI is a U.S. real property holding corporation. CTI does not believe that it is currently a "United States real property holding corporation," or that it will become one in the future.

  Conversion of the Notes

     A Non-U.S. Holder generally will not be subject to U.S. federal income tax on the conversion of notes into CTI common stock, except with respect to (i) cash (if any) received in lieu of a fractional share or (ii) interest which does not qualify for the portfolio interest exemption, is not U.S. trade or business income and has not previously been included in income. Cash received in lieu of a fractional share may give rise to gain that would be subject to the rules described above for the sale of notes. Cash or common stock treated as issued for accrued interest would be treated as interest under the rules described above.

  Dividends

     Dividends paid to a Non-U.S. Holder on common stock received on conversion of the notes will generally be subject to U.S. withholding tax at a rate of 30%. The withholding tax might not apply, however, or might apply at a reduced rate, under terms of a treaty between the United States and the Non-U.S. Holder's country of residence. A Non-U.S. Holder must demonstrate its entitlement to treaty benefits by certifying its nonresident status.

  Sale of Common Stock

     Non-U.S. Holders will generally not be subject to U.S. federal income tax or any gains realized on the sale, exchange, or other disposition of common stock received upon conversion of the notes. The general rule is subject to the same exceptions described above under the heading "--Non-U.S. Holders--Sale, Exchange or Redemption of the Notes."

  Information Reporting and Backup Withholding Tax

     CTI must report annually to the IRS and to each Non-U.S. Holder any interest or dividend that is subject to withholding or is exempt from U.S. withholding tax pursuant to a tax treaty, or interest that is exempt from U.S. tax under the portfolio interest exception. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

     Treasury Regulations provide that backup withholding and additional information reporting will not apply to payments of principal on the notes by CTI to a Non-U.S. Holder if the holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption (provided that neither CTI nor its paying agent has actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied). As a general matter, information reporting and backup withholding will not apply to a payment of the proceeds of a sale of notes or common stock effected outside the United States by a foreign office of a foreign broker. However, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a sale of notes or common stock effected outside the United States by a foreign office of a broker if the broker (1) is a U.S. person, (2) derives 50 percent or more of its gross income for certain periods from the conduct of a trade or business in the United States, (3) is a "controlled foreign corporation" as to the United States, or (4) with respect to payments after December 31, 2000, is a foreign partnership that, at any time during its taxable year is 50 percent or more (by income or capital interest) owned by U.S. persons or is engaged in the conduct of a U.S. trade or business unless the broker has documentary evidence in its records that the holder is a Non-U.S. Holder and certain conditions are met, or the holder otherwise establishes an exemption. Payment by a United States office of a broker of the proceeds of a sale of notes or common stock will be subject to both backup withholding and information reporting unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption.

     New Treasury regulations, generally effective with respect to payments made after December 31, 2000, make certain modifications to the withholding, backup withholding and information reporting rules described above. The new regulations generally attempt to unify certification requirements and modify reliance standards. Prospective investors are urged to consult their own tax advisors regarding the new regulations.

     Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability, provided that the requisite procedures are followed.

                            SELLING SECURITYHOLDERS

     We originally issued the notes in a private placement in June 2001. The notes were resold by the initial purchasers to qualified institutional buyers under Rule 144A under the Securities Act in transactions exempt from registration under the Securities Act. Selling securityholders may offer and sell the notes and the underlying common stock pursuant to this prospectus.

     The following table contains information as of August 17, 2001, with respect to the selling securityholders and the principal amount of notes and the underlying common stock beneficially owned by each selling securityholders that may be offered using this prospectus.

                                               Principal Amount
                                               at Maturity of                                  Number of Shares
                                               Notes Beneficially                              of Common Stock       Percentage of
                                               Owned That may        Percentage of             That may be           Common Stock
Name                                           be Sold               Notes Outstanding         Sold(1)               Outstanding(2)
-------------------------------------------    ------------------    -----------------         ----------------      --------------
Alexandra Global Investment Fund I, Ltd....        $ 3,500,000             2.3                     102,941                 *
Allstate Life Insurance Company............        $   300,000               *                       8,823                 *
Allstate Insurance Company.................        $ 1,200,000               *                      35,294                 *
Argonaut Partnership, LP...................        $   900,000               *                      26,470                 *
Argonaut Investment Fund Ltd...............        $   150,000               *                       4,411                 *
Quota Rabbico II, Ltd......................        $ 3,950,000             2.6                     116,176                 *
BNP Cooper Nef Convertible Strategies
Fund, LP...................................        $ 3,059,000             2.0                      89,970                 *
BNP Paribas Equity Strategies, SNC.........        $15,941,000            10.6                     468,852               1.4
Duquesne Fund, L.P.........................        $ 2,080,000             1.4                      61,176                 *
Steeler Fund, Ltd..........................        $ 7,370,000             4.9                     216,764                 *
NO Margin Fund, L.P........................        $   550,000               *                      16,176                 *
Fidelity Advisor Series VII: Fidelity
Advisor Biotechnology Fund.................        $   160,000               *                       4,411                 *
Fidelity Select Portfolios:
Biotechnology Portfolio....................        $15,000,000            10.0                     441,176               1.3
Fidelity Financial Trust: Fidelity
Convertible Securities Fund................        $ 4,000,000             2.7                     117,647                 *
First Union International Capital
Markets....................................        $ 5,000,000             3.3                     147,058                 *
First Union National Bank..................        $ 9,000,000             6.0                     264,705                 *
Guardian Life Insurance Co.................        $ 9,300,000             6.2                     273,529                 *
Guardian Pension Trust.....................        $   500,000               *                      14,705                 *
Family Service Life Insurance Co...........        $   200,000               *                       5,882                 *
Coastal Convertibles Ltd...................        $ 1,000,000               *                      29,411                 *
Highbridge International LLC...............        $ 5,000,000             3.3                     147,058                 *
JMG Capital Partners, LP...................        $ 2,000,000             1.3                      58,823                 *
JMG Triton Offshore Fund, Ltd..............        $ 2,000,000             1.3                      58,823                 *
Lipper Convertibles, L.P...................        $ 3,000,000             2.0                      88,235                 *
Lipper Convertibles, L.P. (Class B)........        $   500,000               *                      14,705                 *
Lipper Offshore Convertibles, L.P..........        $ 1,000,000               *                      29,411                 *
Lipper Convertibles Series II, L.P.........        $   500,000               *                      14,705                 *
Lord, Abbett Bond Debenture Fund...........        $ 7,000,000             4.7                     205,882                 *
National Fuel Gas Company Retirement
Plan.......................................        $    50,000               *                       1,470                 *
American Skandia Trust.....................        $   100,000               *                       2,941                 *
B.C. McCabe Foundation.....................        $   100,000               *                       2,941                 *
Oxford, Lord Abbett & Co...................        $   500,000               *                      14,705                 *

                                               Principal Amount
                                               at Maturity of                                  Number of Shares
                                               Notes Beneficially                              of Common Stock       Percentage of
                                               Owned That may        Percentage of             That may be           Common Stock
Name                                           be Sold               Notes Outstanding         Sold(1)               Outstanding(2)
-------------------------------------------    ------------------    -----------------         ----------------      --------------
Fuji U.S. Income Open......................        $   750,000               *                       22,058                *
Met Investors Bond Debenture Fund..........        $   750,000               *                       22,058                *
Mainstay VP Convertible Portfolio..........        $   900,000               *                       26,470                *
Mainstay Convertible Fund..................        $ 3,400,000             2.3                      100,000                *
New York Life Separate Account #7..........        $   460,000               *                       13,529                *
AFTRA Health Fund..........................        $   240,000               *                        7,058                *
Morgan Stanley Dean Witter Convertible
Securities Trust Fund......................        $ 1,500,000             1.0                       44,117                *
Quattro Fund, Ltd..........................        $ 3,500,000             2.3                      102,941                *
TQA Master Fund, Ltd.......................        $ 2,500,000             1.7                       73,529                *
TQA Master Plus Fund, Ltd..................        $ 2,500,000             1.7                       73,529                *
Tribeca Investments, L.L.C.................        $ 5,000,000             3.3                      147,058                *
UBS O'Connor LLC f/b/o UBS Global Equity
Arbitrage Master Ltd.......................        $ 3,000,000             2.0                       88,235                *
Zazove Hedged Convertible Fund, L.P........        $   660,000               *                       19,411                *
Zazove Institutional Benchmarks Master
Fund Ltd...................................        $   340,000               *                       10,000                *
AAM/Zazove Institutional Income Fund, L.P..        $   400,000               *                       11,764                *
San Diego County Employees Retirement
Association................................        $   600,000               *                       17,647                *
Deutsche Banc Alex Brown Inc...............        $15,000,000            10.0                      441,176                *
Others.....................................        $ 3,590,000             2.4                      105,589                *

______________________
* Less than 1%.
(1) Assumes conversion of all of the holder's notes at a conversion price of approximately $34.00 per share of common stock. However, this conversion price will be subject to adjustment as described under "Description of Notes--Conversion Rights." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 33,715,053 shares of common stock outstanding as of July 31, 2001. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

(3) Information about other selling security holders will be set forth in prospectus supplements, if required.

(4) Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

       We prepared this table based on the information supplied to us by the selling securityholders named in the table.

       The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date on which the information in the above table is presented. Information about the selling securityholders may change from over time. Any changed information will be set forth in prospectus supplements.

       Because the selling securityholders may offer all or some of their notes or the underlying common stock from time to time, we cannot estimate the amount of the notes or underlying common stock that will be held by the selling securityholders upon the termination of any particular offering. See "Plan of Distribution."

                             PLAN OF DISTRIBUTION

     We will not receive any of the proceeds of the sale of the notes and the underlying common stock offered by this prospectus. The notes and the underlying common stock may be sold from time to time to purchasers:

     .    directly by the selling securityholders;

     . through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and the underlying common stock.

     The selling securityholders and any such broker-dealers or agents who participate in the distribution of the notes and the underlying common stock may be deemed to be "underwriters." As a result, any profits on the sale of the notes and underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were to be deemed underwriters, the selling securityholders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

     If the notes and underlying common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions.

     The notes and underlying common stock may be sold in one or more transactions at:

     .    fixed prices

     .    prevailing market prices at the time of sale

     .    varying prices determined at the time of sale, or

     .    negotiated prices.

     These sales may be effected in transactions:

     . on any national securities exchange or quotation service on which the notes and underlying common stock may be listed or quoted at the time of the sale, including the Nasdaq National Market System in the case of the common stock

     .    in the over-the-counter market

     . in transactions otherwise than on such exchanges or services or in the over-the-counter market, or

     .    through the writing of options.

     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

     In connection with sales of the notes and underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and underlying common stock in the course of hedging their positions. The selling securityholders may also sell the notes and underlying common stock short and deliver notes and underlying common stock to close out short positions, or loan or pledge notes and underlying common stock to broker-dealers that in turn may sell the notes and underlying common stock.

     To our knowledge, there are currently no plans, arrangement or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock by the selling securityholders. Selling securityholders may not sell any or all of the notes and the underlying common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that any such selling securityholder will not transfer, devise or gift the notes and the underlying common stock by other means not described in this prospectus.

     Our common stock trades on the Nasdaq National Market under the symbol "CTIC." We cannot assure you as to the development of liquidity or any trading market for the notes. See "Risk Factors--There is no public market for the notes being offered and restrictions on transfer of the notes and the common stock issuable upon conversion of the notes may significantly impair the liquidity of the notes."

     There can be no assurance that any selling securityholder will sell any or all of the notes or underlying common stock pursuant to this prospectus. In addition, any notes or underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

     The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying common stock by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock to engage in market-making activities with respect to the particular notes and the underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying common stock.

     Pursuant to the registration rights agreement filed as an exhibit to this registration statement, we and the selling securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act or will be entitled to contribution in connection with these liabilities.

     We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

                                 LEGAL MATTERS

     The validity of the issuance of the Cell Therapeutics, Inc. securities offered by this prospectus will be passed upon for Cell Therapeutics, Inc. by Wilson Sonsini Goodrich & Rosati, Professional Corporation, San Francisco, California.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K/A for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The aggregate estimated (other than the registration fee) expenses to be paid by the Registrant in connection with this offering are as follows:

     Securities and Exchange Commission registration fee..........      $ 37,500
     Trustee's fees and expenses..................................        10,000
     Accounting fees and expenses.................................        60,000
     Legal fees and expenses......................................        50,000
     Miscellaneous................................................         2,500
                                                                  ------------------
Total                                                                   $160,000
                                                                  ===================

Item 15.  Indemnification of Directors and Officers of Cell Therapeutics

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Article X, Section 1 of the Registrant's Bylaws provides for indemnification of its directors and officers to the maximum extent permitted by law.

Item 16.  Exhibits

The following exhibits are filed herewith or incorporated by reference herein:


     Exhibit
     Number           Exhibit Title
     ------           ---------------------------------------------------------------------------------------------------
     3.1 (1)          Registrant's Restated Articles of Incorporation.
     3.2 (1)          Registrant's Articles of Amendment to Restated Articles of Incorporation Establishing a Series of
                      Preferred Stock (Series A Convertible Preferred Stock).
     3.3 (2)          Registrant's Articles of Amendment to Restated Articles of Incorporation Reducing the Number of
                      Authorized Shares of Series A Convertible Preferred Stock.
     3.4 (2)          Registrant's Articles of Amendment to Restated Articles of Incorporation Establishing a Series of
                      Preferred Stock (Series B Convertible Preferred Stock).
     3.5 (2)          Registrant's Articles of Amendment to Restated Articles of Incorporation Establishing a Series of
                      Preferred Stock (Series C Convertible Preferred Stock).
     3.6 (2)          Registrant's Articles of Amendment to Restated Articles of Incorporation of Cell Therapeutics,
                      Inc. Effecting a Reverse Stock Split.
     3.7 (3)          Registrant's Articles of Amendment to Restated Articles of Incorporation of Undesignating Series
                      A and Series B Preferred Stock.
     3.7 (4)          Registrant's Restated Bylaws.
     4.1 (5)          Indenture, dated as of June 13, 2001, between CTI and State Street Bank and Trust Company of
                      California, N.A.
     5.1              Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

     Exhibit
     Number         Exhibit Title
     ------         --------------------------------------------------------------------------------------------------
     10.1(5)        Registration Rights Agreement, dated as of June 13, 2001, between CTI and the Initial Purchasers set forth therein.
     12.1           Computation of Ratio of Earnings to Fixed Charges.
     23.1           Consent of Ernst & Young LLP, Independent Auditors.
     23.2           Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
     24.1           Power of Attorney of certain directors and officers of Cell Therapeutics, Inc. (included on page
                    II-4).
     25.1           Form T-1 Statement of Eligibility of Trustee for Indenture under the Trust Indenture Act of 1939.

     __________________
     (1) Incorporated by reference to exhibits to the Registrant's Registration Statement on Form S-1 (No. 33-4154).
     (2) Incorporated by reference to the Registrant's Registration Statement on Form S-1 (No. 333-20855).
     (3) Incorporated by reference to the Registrant's Registration Statement on Form S-3 (No. 333-36603).
     (4) Incorporated by reference to exhibits to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.
     (5) Incorporated by reference to exhibits of the same number of the Registrant's Current Report on Form 8-K (File No. 0-28386) dated June 13, 2001.

Item 17.     Undertakings

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (a) To include any prospectus required by Section 10(a)(3) of the Securities Act,

              (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a Fundamental Change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement,

              (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      provided, however, that clauses (a) and (b) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington on August 17, 2001.

                                  CELL THERAPEUTICS, INC.


                                  By:  /s/ James A. Bianco
                                      ---------------------------------
                                       James A. Bianco, M.D.
                                       President and Chief Executive Officer

                               POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

     That the undersigned officers and directors of Cell Therapeutics, Inc., a Washington corporation, do hereby constitute and appoint James A. Bianco, M.D. and Louis A. Bianco and each of them, the lawful attorneys-in-fact and agents, each with full power of substitution or resubstitution, with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, or either one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulation or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereto, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or either one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

     IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Signatures                                  Title                              Date
-------------                       ----------------------                ---------------
 /s/ Max E. Link                    Chairman of the Board                 August 17, 2001
----------------------------------
Max E. Link, Ph.D.

 /s/ James A. Bianco                President, Chief Executive Officer    August 17, 2001
----------------------------------  and Director
James A. Bianco, M.D.

 /s/ Louis A. Bianco                Executive Vice President, Finance     August 17, 2001
----------------------------------  and Administration
Louis A. Bianco

 /s/ Jack W. Singer                 Director                              August 17, 2001
----------------------------------
Jack W. Singer, M.D.

 /s/ Jack L. Bowman                 Director                              August 17, 2001
----------------------------------
Jack L. Bowman

                                    Director                              August 17, 2001
----------------------------------
Wilfred E. Jaeger, M.D.

 /s/ Mary O'Neil Mundinger          Director                              August 17, 2001
----------------------------------
Mary O'Neil Mundinger, DrPH.

 /s/ Phillip M. Nudelman            Director                              August 17, 2001
----------------------------------
Phillip M. Nudelman, Ph.D.

     Exhibit
     Number       Exhibit Title
     ------       --------------------------------------------------------------------------------------------------
     3.1 (1)      Registrant's Restated Articles of Incorporation.
     3.2 (1)      Registrant's Articles of Amendment to Restated Articles of Incorporation Establishing a Series of
                  Preferred Stock (Series A Convertible Preferred Stock).
     3.3 (2)      Registrant's Articles of Amendment to Restated Articles of Incorporation Reducing the Number of
                  Authorized Shares of Series A Convertible Preferred Stock.
     3.4 (2)      Registrant's Articles of Amendment to Restated Articles of Incorporation Establishing a Series of
                  Preferred Stock (Series B Convertible Preferred Stock).
     3.5 (2)      Registrant's Articles of Amendment to Restated Articles of Incorporation Establishing a Series of
                  Preferred Stock (Series C Convertible Preferred Stock).
     3.6 (2)      Registrant's Articles of Amendment to Restated Articles of Incorporation of Cell Therapeutics,
                  Inc. Effecting a Reverse Stock Split.
     3.7 (3)      Registrant's Articles of Amendment to Restated Articles of Incorporation of Undesignating Series
                  A and Series B Preferred Stock.
     3.7 (4)      Registrant's Restated Bylaws.
     4.1 (5)      Indenture, dated as of June 13, 2001, between CTI and State Street Bank and Trust Company of
                  California, N.A.
     5.1          Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
     10.1(5)      Registration Rights Agreement, dated as of June 13, 2001, between CTI and the Initial Purchasers set forth therein.
     12.1         Computation of Ratio of Earnings to Fixed Charges.
     23.1         Consent of Ernst & Young LLP, Independent Auditors.
     23.2         Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
     24.1         Power of Attorney of certain directors and officers of Cell Therapeutics, Inc. (included on page
                  II-4).
     25.1         Form T-1 Statement of Eligibility of Trustee for Indenture under the Trust Indenture Act of 1939.

      _________________________
     (1) Incorporated by reference to exhibits to the Registrant's Registration Statement on Form S-1 (No. 33-4154).
     (2) Incorporated by reference to the Registrant's Registration Statement on Form S-1 (No. 333-20855).
     (3) Incorporated by reference to the Registrant's Registration Statement on Form S-3 (No. 333-36603).
     (4) Incorporated by reference to exhibits to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.
     (5) Incorporated by reference to exhibits of the same number of the Registrant's Current Report on Form 8-K (File No. 0-28386) dated June 13, 2001.